Exhibit 2.1

EXECUTION

AGREEMENT AND PLAN OF MERGER

AMONG

EON COMMUNICATIONS CORPORATION,

CORTELCO SYSTEMS HOLDING, LLC,

AND

CORTELCO SYSTEMS HOLDING CORPORATION

December 10, 2007

i

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SCHEDULES

Cortelco Disclosure Schedule
eOn Disclosure Schedule
Schedule 1.2	–	Calculation of Adjusted Income
Schedule 2.7(b)	–	Calculation of Quarterly Payout
Schedule 2.7(c)	–	Calculation of Supplemental Quarterly Payout
Schedule 5.9	–	Parties to Lock-Up Agreements

EXHIBITS

Exhibit A	–	Certificate of Merger
Exhibit B	–	Stockholders Representative Agreement
Exhibit C	–	Contingent Note
Exhibit D	–	Employment Agreement
Exhibit E	–	Lock-Up Agreement
Exhibit F	–	Legal Opinion of Butler, Snow, O'Mara, Stevens & Cannada, PLLC
Exhibit G	–	Legal Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C.
Exhibit H	–	Surviving Entity’s Operating Agreement

AGREEMENT AND PLAN OF MERGER

This Agreement is entered into as of December 10, 2007, by and among eOn Communications Corporation, a Delaware corporation (“eOn”), Cortelco Systems Holding, LLC, a Delaware limited liability company (“Acquisition Subsidiary”), and Cortelco Systems Holding Corporation, a Delaware corporation (“Cortelco”). eOn, Acquisition Subsidiary, and Cortelco are referred to collectively herein as the “Parties.”

INTRODUCTION

eOn is a SEC reporting company registered under the Exchange Act whose securities are listed on Nasdaq as of the date of this Agreement. eOn is engaged in the business of developing and selling business telecommunications solutions and services. Acquisition Subsidiary is a wholly owned Subsidiary of eOn, which has been formed for the sole purpose of acquiring Cortelco and has not been and is not engaged in any other business activity. Cortelco is engaged in the telecommunications business. The Parties have determined that it is desirable and in their respective best interests and the best interests of their respective stockholders for Cortelco to merge with and into Acquisition Subsidiary in a tax-free reorganization in accordance with Delaware Law, and all on the terms and subject to the conditions of this Agreement. Based on the foregoing, and in consideration of the mutual benefits to be derived hereby and the mutual representations, warranties, agreements, and covenants contained herein, the Parties agree as follows.

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the terms defined in this Article I shall have the meanings assigned to them in this Article I and shall include the plural as well as the singular versions of such terms.

1.1 Acquisition Subsidiary. As defined in the preface of this Agreement.

1.2 Adjusted Income. The earnings of the Surviving Entity after payment of all expenses associated with the Surviving Entity before income taxes as adjusted as set forth on Schedule 1.2, calculated in accordance with GAAP and Schedule 1.2 of this Agreement.

1.3 Affiliate. Any Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, another Person.

1.4 Agreement. This Agreement and Plan of Merger dated December 10, 2007, by and among the Parties, including all exhibits and schedules hereto, as the same may from time to time be amended or supplemented by one or more instruments executed by the Parties.

1.5 Average Market Capitalization. The average closing price per share of eOn Shares as reported on Nasdaq (or on the OTC Bulletin Board if the eOn Shares are not listed on Nasdaq) for the prior fifteen (15) Business Days ending three (3) Business Days prior to the Closing multiplied by the number of outstanding eOn Shares as of such date.

1.6 Business Day. Any day except a Saturday, a Sunday, or any other day on which commercial banks are required or authorized to close in New York, New York.

1.7 Certificate of Merger. As defined in Section 2.3 of this Agreement.

1.8 Claim Notice. As defined in Section 8.4 of this Agreement.

1.9 Closing. As defined in Section 2.2 of this Agreement.

1.10 Closing Date. As defined in Section 2.2 of this Agreement.

1.11 Code. The Internal Revenue Code of 1986, as amended, and the regulations, rulings, and forms issued thereunder.

1.12 Confidential Information. (a) All information that the Disclosing Party and its Representatives furnish to the Receiving Party and its Representatives before or after the date of this Agreement, whether prepared by or on behalf of the Disclosing Party, its Representatives or otherwise, and whether transmitted orally, in writing, electronically, or otherwise, in connection with the transactions contemplated by this Agreement, and (b) all analyses, compilations, forecasts, memoranda, notes, studies, and other information prepared by or on behalf of the Receiving Party and its Representatives that contain or otherwise reflect any such information or the Receiving Party’s or any of its Representatives’ review and/or evaluation thereof; provided, however, that (i) “Confidential Information” does not include information that (A) is or becomes generally available to the public other than as a result of actions by the Receiving Party or its Representatives in violation of this Agreement, (B) is or becomes available to the Receiving Party or its Representatives on a non-confidential basis from a source other than the Disclosing Party or its Representatives that is not prohibited from disclosing such information to the Receiving Party or its Representatives by a legal, contractual, fiduciary, or other obligation to the Disclosing Party or any other Person, or (C) was in the possession of the Receiving Party or its Representatives prior to such information being furnished to the Receiving Party by or on behalf of the Disclosing Party, and (ii) the exclusion of any of the foregoing information from the definition of the term “Confidential Information” shall be evidenced by written materials or other supporting documentation determined to be satisfactory to the Disclosing Party in its sole discretion.

1.13 Contingent Note. The contingent promissory note issued by Acquisition Subsidiary and eOn in favor of the Other Stockholders, evidencing the eOn and the Surviving Entity’s obligation to make the Quarterly Payout and Supplemental Quarterly Payout payments, a form of which is attached hereto as Exhibit C.

1.14 Contract. Any agreement, contract, commitment, undertaking, instrument, obligation, purchase order, sale order, license, franchise agreement, distributor agreement, dealer agreement, sales representative agreement, agency agreement, operating agreement, joint venture agreement, lease, employment agreement, consulting agreement, non-competition agreement, loan agreement, credit agreement, promissory note, indenture, letter of credit, evidence of indebtedness, security or pledge agreement, course of dealing or practice, or other arrangement, whether written or oral, to which a Person is a party or is otherwise bound.

1.15 Control. The possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlling” and “controlled” have meanings correlative thereto.

1.16 Conversion Ratio. The ratio calculated as follows: (i) (A) the Total Merger Consideration, divided by (B) the number of outstanding Cortelco Shares as of the Closing, divided by (ii) the eOn Conversion Price.

1.17 Cortelco. As defined in the preface of this Agreement.

1.18 Cortelco Contracts. As defined in Section 3.21 of this Agreement.

1.19 Cortelco Disclosure Schedule. The disclosure schedule prepared by Cortelco and arranged in sections corresponding to the section numbers of the representations and warranties made by Cortelco in Article III of this Agreement.

1.20 Cortelco Fairness Opinion. As defined in Section 5.5 of this Agreement.

1.21 Cortelco Financial Statements. As defined in Section 3.11 of this Agreement.

1.22 Cortelco Intellectual Property. All the Intellectual Property owned or used by Cortelco.

1.23 Cortelco Proposals. As defined in Section 5.6 of this Agreement.

1.24 Cortelco Shares. As defined in Section 3.6(a) of this Agreement.

1.25 Cortelco Special Meeting. As defined in Section 5.6 of this Agreement.

1.26 Cortelco Stockholders. The stockholders of record of Cortelco.

1.27 Cortelco Subsidiary. As defined in Section 3.6(b) of this Agreement.

1.28 Delaware Law. The General Corporation Laws of the State of Delaware, as amended.

1.29 Derivative Securities. Options, warrants, rights, shares of capital stock, evidence of indebtedness, or other securities that are convertible into or exercisable or exchangeable for shares of common stock.

1.30 Disclosing Party. As defined in Section 8.1(a) of this Agreement.

1.31 Dissenting Share. Any Cortelco Share of record by any stockholder that has perfected such stockholder’s appraisal rights in accordance with Section 262 of the Delaware Law.

1.32 DOL. The Department of Labor of the United States Government.

1.33 Effective Date. As defined in Section 2.4(a) of this Agreement.

1.34 Employee Benefit Plan. Any “employee benefit plan” within the meaning of Section 3(3) of ERISA, any “specified fringe benefit plan” within the meaning of Section 6039D of the Code, and any other bonus, incentive compensation, profit-sharing, equity, stock bonus, stock option, stock appreciation rights, restricted stock, other stock-based incentive, deferred compensation, pension, stock purchase, employee stock ownership, savings, pension, retirement, supplemental retirement, change-in-control, severance, salary continuation, layoff, welfare (including, without limitation, health, medical, prescription, dental, disability, salary continuation, life, accidental death, travel accident, and other insurance), vacation, holiday, sick leave, fringe benefit, or other benefit plan, program, or policy, whether written or oral, and whether qualified or nonqualified, and any trust, escrow, or other agreement related thereto, covering any present or former employees or their dependents.

1.35 Employment Agreement. As defined in Section 5.8 of this Agreement.

1.36 Encumbrance. Any claim, right, lien (statutory or otherwise), hypothecation, pledge, security interest, mortgage, deed of trust, option, charge, assessment, covenant, restriction, easement, right-of-way, encroachment, building or use restriction, defect in title, conditional or contingent sales agreement, title retention agreement, charge, encumbrance, or other burden or conflicting interest of any kind or nature, whether voluntarily incurred or arising by operation of law, including, without limitation, any agreement or commitment to provide for any of the foregoing in the future.

1.37 eOn. As defined in the preface of this Agreement.

1.38 eOn Conversion Price. The average of the last reported sale price of eOn Shares on Nasdaq (or on the OTC Bulletin Board if the eOn Shares are not listed on Nasdaq) for each of the fifteen (15) consecutive trading days ending with the third trading day prior to the Closing Date.

1.39 eOn Contracts. As defined in Section 4.22 of this Agreement.

1.40 eOn Disclosure Schedule. The disclosure schedule prepared by eOn and arranged in sections corresponding to the section numbers of the representations and warranties made by eOn in Article IV of this Agreement.

1.41 eOn Fairness Opinion. As defined in Section 5.5 of this Agreement.

1.42 eOn Financial Statements. As defined in Section 4.12 of this Agreement.

1.43 eOn Intellectual Property. All the Intellectual Property owned or used by eOn.

1.44 eOn Proposal. As defined in Section 5.6 of this Agreement.

1.45 eOn Shares. As defined in Section 4.6(a) of this Agreement.

1.46 eOn Special Meeting. As defined in Section 5.6 of this Agreement.

1.47 eOn Subsidiary. A Subsidiary of eOn.

1.48 eOn Subsidiary Shares. As defined in Section 4.6(b) of this Agreement.

1.49 ERISA. The Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations, and forms issued thereunder.

1.50 Exchange Act. The Securities Exchange Act of 1934, as amended, and the rules, regulations, and forms issued thereunder.

1.51 Exchange Agent. The company appointed by eOn to serve as the exchange agent for the exchange of the Cortelco Shares for the Merger Shares in accordance with the Exchange Agent Agreement to be entered into between the Exchange Agent and eOn.

1.52 FINRA. The Financial Industry Regulatory Authority.

1.53 GAAP. Generally accepted accounting principles as in effect from time to time in the United States of America.

1.54 Government. Any federal, state, county, municipal, foreign, or other government or political subdivision, agency, or instrumentality thereof.

1.55 Hopper Cash Consideration. As defined in Section 2.5 of this Agreement.

1.56 Hopper Merger Consideration. The Hopper Cash Consideration and the Hopper Stock Consideration.

1.57 Hopper Stock Consideration. As defined in Section 2.5 of this Agreement.

1.58 Hopper Shares. The Cortelco Shares held by James W. Hopper and Judith A. Hopper as of the Record Date.

1.59 Insurance Policy. Any commercial, general liability, errors and omissions, property, casualty, business interruption, products liability, environmental, automobile, directors and officers, medical, prescription, dental, disability, salary continuation, life, accidental death, travel accident, or other insurance policy, binder therefor, or endorsement thereto.

1.60 Intellectual Property. Patents and pending patent applications, copyrights and pending applications for copyright registration, trademarks and pending applications for trademark registration, trade names, trade dress, logos, licenses, discoveries, inventions, trade secrets, know-how, and other intellection property.

1.61 IRS. The Internal Revenue Service of the United Stated Government.

1.62 Liability. Any obligation, indebtedness, commitment, expense, claim, deficiency, guaranty, endorsement or other liability of any kind, whether direct or indirect, accrued or unaccrued, absolute or contingent, or otherwise, including reasonable attorneys’ fees.

1.63 Lock-Up Agreement. An defined in Section 5.9 of this Agreement.

1.64 Market Capitalization. The last reported sale price per share of eOn Shares as reported on Nasdaq (or the OTC Bulletin Board if the eOn Shares are not listed on Nasdaq) for a particular trading day multiplied by the number of outstanding eOn Shares as of such date.

1.65 Material Adverse Effect. Any material adverse effect on the business, affairs, operations, assets, properties, rights, Liabilities, conditions (financial or otherwise), or prospects (financial or otherwise) of a Party or the ability of any Party to consummate the transactions contemplated by this Agreement, regardless of whether such material adverse effect arises in the ordinary course of business.

1.66 Merger Shares. The eOn Shares issuable to the Cortelco Stockholders as a portion of the Total Merger Consideration.

1.67 Merger. As defined in Section 2.1 of this Agreement.

1.68 Nasdaq. The listing tier of the Nasdaq Stock Market, LLC which is designated as “Nasdaq Capital Market”.

1.69 Other Stockholder. Any stockholder of record of Cortelco on the Record Date, except for James W. Hopper and Judith A. Hopper.

1.70 Other Stockholder Cash Consideration. The cash portion of the Total Merger Consideration payable to the Other Stockholders pursuant to Section 2.7 of this Agreement.

1.71 Other Stockholder Cash Closing Consideration. As defined in Section 2.7(a) of this Agreement.

1.72 Other Stockholder Stock Consideration. As defined in Section 2.6 of this Agreement.

1.73 Parties. As defined in the preface to this Agreement.

1.74 Permitted Liens. Any and all (a) statutory liens for Taxes not yet due, (b) liens of carriers and warehousemen for sums not yet due, (c) liens incurred in connection with workers’ compensation, unemployment insurance, and other types of social security, (d) security interests and other liens held by equipment lessors in leased equipment, and (e) landlord liens with respect to assets or properties located at or on leased premises.

1.75 Person. Any natural person, company, corporation, professional corporation, general partnership, limited partnership, limited liability company, limited liability partnership, joint venture, trust, land trust, business trust, or other association or organization, regardless of whether it is a legal entity, or any Government.

1.76 Prospectus. As defined in Section 5.7 of this Agreement.

1.77 Proxy Materials. As defined in Section 5.4 of this Agreement.

1.78 Quarterly Payout. The portion of the Total Merger Consideration to be paid by eOn to Stockholders Representative in accordance with Section 2.7(b) of this Agreement.

1.79 Quarterly Payout Period. One of ten (10) consecutive three-month periods, with the first quarterly payout period commencing on the first day of the third eOn fiscal quarter occurring after the Closing Date and the last quarterly payout period commencing on the first day of the twelfth eOn fiscal quarter occurring after the Closing Date.

1.80 Quarterly Payout Statement. As defined in Section 2.7(b) of this Agreement.

1.81 Receiving Party. As defined in Section 8.1(a) of this Agreement.

1.82 Record Date. The date set by Cortelco in its Proxy Materials as the record date for Cortelco Stockholders to determine a person’s eligibility to vote at the Cortelco Special Meeting.

1.83 Registration Statement. As defined in Section 5.7 of this Agreement.

1.84 Related Party. Any present or former stockholder, director, officer, or employee of a Party, any family member of such stockholder, director, officer, or employee, or any other Person in which any such stockholder, director, officer, employee, or family member owns of record or beneficially any capital stock or other securities or any other equity or proprietary interest.

1.85 Representatives. As to any Party, the directors, officers, employees, agents, contractors, attorneys, accountants, advisors, and other representatives of such Person.

1.86 SEC. The Securities and Exchange Commission.

1.87 SEC Reports. As defined in Section 4.11 of this Agreement.

1.88 Securities Act. The Securities Act of 1933, as amended, and the rules, regulations, and forms issued thereunder.

1.89 Stockholders Representative. The person approved by the Cortelco Stockholders to act as their representative for matters arising under this Agreement after the Closing Date, pursuant to the terms of the Stockholders Representative Agreement.

1.90 Stockholders Representative Agreement. The agreement entered into between Cortelco and the Stockholders Representative, a form of which is attached hereto as Exhibit B.

1.91 Subsidiary. As to any Person, any Affiliate that is controlled by such Person directly or indirectly through one or more intermediaries.

1.92 Supplemental Quarterly Payout. The portion of the Merger Consideration to be paid by eOn to Stockholders Representative for the applicable Supplemental Quarterly Payout Period, calculated in accordance with Section 2.7(c) of this Agreement.

1.93 Supplemental Quarterly Payout Period. One of four (4) consecutive three-month periods, with the first supplemental quarterly payout period commencing on the first day of the thirteenth eOn fiscal quarter occurring after the Closing date and the last supplemental quarterly payout period commencing on the first day of the sixteenth eOn fiscal quarter occurring after the Closing Date.

1.94 Supplemental Quarterly Payout Statement. As defined in Section 2.7(c) of this Agreement.

1.95 Surviving Entity. As defined in Section 2.1 of this Agreement.

1.96 Surviving Entity’s Operating Agreement. The form of the limited liability company operating agreement as attached hereto as Exhibit H for the Surviving Entity that will be in full force as of the Effective Date.

1.97 Tax Returns. All returns, declarations, reports, statements, and other documents required to be filed in respect of Taxes.

1.98 Taxes. All federal, state, county, municipal, foreign, and other net income, gross income, gross receipts, profits, capital gains, sales, use, value-added, ad valorem, transfer, franchise, license, lease, service, withholding, payroll, employment (including Social Security and Medicare), excise, severance, golden parachute, property, stamp, customs, or other taxes, fees, assessments, duties, impositions, or charges of any kind whatsoever, together with all interest, penalties, additions to tax, and additional amounts with respect thereto.

1.99 Total Merger Consideration. As defined in Section 2.4(e) of this Agreement.

1.100 Unresolved Claim. Any claim arising from a breach of any one or more of a Party’s representations, warranties or covenants under this Agreement or for any other matter subject to indemnification under Article VII that has not been fully resolved.

ARTICLE II

BASIC TRANSACTION

2.1 Merger. On the terms and subject to the conditions of this Agreement, Cortelco shall merge with and into Acquisition Subsidiary (the “Merger”) at the Closing. Acquisition Subsidiary shall be the entity surviving the Merger (the “Surviving Entity”). The Surviving Entity shall be named Cortelco Systems Holding, LLC. It is intended by the Parties that the Merger shall constitute a tax-free reorganization within the meaning of Section 368 of the Code and that this Agreement shall constitute a plan of reorganization within the meaning of the regulations thereunder.

2.2 Closing. The closing of the transaction contemplated by this Agreement (the “Closing”) shall occur by telephone with deliveries of Closing documents by overnight courier, or in person at a mutually convenient location, or by such other method as shall be mutually agreeable to the Parties. Any executed Closing documents sent by a Party or its counsel to the other Party or its counsel prior to the Closing shall be held in escrow by such other Party or its counsel until such executed documents are authorized to be released and delivered by an executive officer of the sending Party or by the sending Party’s counsel. The Closing shall occur at 9:00 a.m. (Pacific time) on the second Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the “Closing Date”).

2.3 Actions at the Closing. At the Closing, (a) Cortelco shall deliver to eOn the various documents, instruments, and certificates referred to in Section 6.2 hereof, (b) eOn and Acquisition Subsidiary shall deliver to Cortelco the various documents, instruments, and certificates referred to in Section 6.3 hereof, (c) a certificate of merger setting forth the terms of the Merger shall be filed with the office of the Secretary of State of the State of Delaware in the form attached hereto as Exhibit A (the “Certificate of Merger”), (d) eOn shall deliver the portion of the Total Merger Consideration due at Closing, as provided in Sections 2.5, 2.6, and 2.7 of this Agreement.

2.4 Effects of Merger.

(a) The Merger shall become effective at the time that the Certificate of Merger is filed with the office of the Secretary of State of the State of Delaware or such later time as is specified in the Certificate of Merger (the “Effective Date”). The Merger shall have the effects set forth in the Delaware Law. The Surviving Entity may, at any time after the Merger, take any action (including executing and delivering any document) in the name and on behalf of either Cortelco or Acquisition Subsidiary in order to carry out and effectuate the transactions contemplated by this Agreement.

(b) The certificate of formation of Acquisition Subsidiary in effect at and as of the Closing shall remain the certificate of formation of the Surviving Entity without any modification or amendment in the Merger.

(c) As of the Effective Date, the Surviving Entity’s Operating Agreement shall be in full force and effect for the Surviving Entity.

(d) At and as of the Closing, (a) the Cortelco Shares (other than any Dissenting Shares) issued and outstanding immediately prior to the Closing shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive an aggregate amount of cash and eOn Shares up to $11,000,000 (less the pro rata portion which otherwise would have been paid with respect to any Dissenting Shares) calculated in accordance with the terms of this Agreement (the “Total Merger Consideration”). The Total Merger Consideration shall consist of the sum of (i) the Hopper Merger Consideration, calculated in accordance with Section 2.5, (ii) the Other Stockholder Stock Consideration, calculated in accordance with Section 2.6 and (iii) the Other Stockholder Cash Consideration, calculated in accordance with Section 2.7. Each Dissenting Share shall be converted into the right to receive payment from the Surviving Entity with respect thereto in accordance with the provisions of the Delaware Law.

(e) At and as of the Effective Date, the corporate existence of Cortelco shall cease and no Cortelco Shares shall be deemed to be outstanding or to have any rights after the Merger.

(f) Each eOn Share issued and outstanding at and as of the Closing shall remain issued and outstanding following the Closing.

2.5 Hopper Merger Consideration. Promptly after James W. Hopper has tendered the Hopper Shares in accordance with Section 2.10 below, eOn shall deliver to Hopper cash, by wire transfer or other immediately available funds, an amount equal to the following (the “Hopper Cash Consideration”): (i) the Total Merger Consideration, divided by (ii) the number of outstanding Cortelco Shares as of Closing, multiplied by (iii) the number of Hopper Shares, multiplied by (iv) seventy-five percent 75%. On the date which is three (3) years after the Closing, eOn shall deliver to Hopper a certain number of eOn Shares, which number shall be calculated as follows (the “Hopper Stock Consideration”): (i) the Conversion Ratio, multiplied by (ii) the number of Hopper Shares, multiplied by (iii) twenty-five percent (25%).

2.6 The Other Stockholder Stock Consideration. At Closing, eOn shall furnish to the Exchange Agent a stock certificate registered in the name of the Exchange Agent or its nominee and representing a number of eOn Shares equal to the following (the “Other Stockholder Stock Consideration”): (i) (A) the Conversion Ratio, multiplied by (B) fifty percent (50%), multiplied by (C) the total Cortelco Shares outstanding as of the Closing, less (ii) the number of eOn shares representing the Hopper Stock Consideration. Promptly after tendering the Cortelco Shares held by an Other Stockholder in accordance with Section 2.10 below, the Exchange Agent shall issue to the Other Stockholder a number of eOn Shares equal to the following: (i) the Other Stockholder Stock Consideration, divided by (ii) the aggregate number of Cortelco Shares held by the Other Stockholders as of the Record Date, multiplied by (iii) the number of Cortelco Shares held by such tendering Other Stockholder as of the Record Date.

2.7 The Other Stockholder Cash Consideration.

(a) Other Stockholder Cash Closing Consideration. At Closing, eOn shall deliver to the Stockholders Representative cash, by wire transfer or other immediately available funds, in an amount equal to the following (the “Other Stockholder Cash Closing Consideration”): (i) (A) the Total Merger Consideration, multiplied by (B) fifty percent (50%), less (C) the Hopper Cash Consideration, divided by (ii) six (6). Promptly after tendering the Cortelco Shares held by an Other Stockholder in accordance with Section 2.10 below, the Stockholders Representative shall issue to the Other Stockholder a cash payment equal to the following: (i) the Other Stockholder Cash Closing Consideration, divided by (ii) the aggregate number of Cortelco Shares held by the Other Stockholders as of the Record Date, multiplied by (iii) the number of Cortelco Shares held by such tendering Other Stockholder as of the Record Date.

(b) Quarterly Payouts.

(i) eOn shall deliver to Stockholders Representative on or before forty-five (45) days after the expiration of each Quarterly Payout Period (or such later period set forth in this Section 2.7(b) in the event of a dispute), a payment calculated in accordance with this Section 2.7(b). Each Quarterly Payout shall be paid in cash, by wire transfer or other immediately available funds. eOn’s obligation to pay the Quarterly Payout shall be evidenced by the Contingent Note.

(ii) Each Quarterly Payout shall be equal to the Adjusted Income of the Surviving Entity for the corresponding Quarterly Payout Period, except as set forth below. An example of a Quarterly Payout, based upon the following adjustments is attached hereto as Schedule 2.7(b).

(1) In the event Adjusted Income for the first and second fiscal quarters of Surviving Entity after the Closing is less than the Other Stockholder Cash Closing Consideration, then the initial Quarterly Payout shall be reduced by an amount equal to the following: (i) the Other Stockholder Cash Closing Consideration, less (ii) the Adjusted Income for the first and second fiscal quarters (the “Shortfall”). In the event the initial Quarterly Payout is less than the Shortfall, the net amount of the Shortfall after applying the amount of the initial Quarterly Payout shall be applied to reduce subsequent Quarterly Payouts until the aggregate Quarterly Payouts have fully offset the Shortfall.

(2) Except as provided below, the Quarterly Payout shall not exceed the following amount: (i) the Other Stockholder Cash Consideration, divided by (ii) twelve (12) (the “Quarterly Cap”).

(3) In the event Adjusted Income for a Quarterly Payout Period exceeds the Quarterly Cap, a portion or all of such excess (the “Excess Adjusted Income”) may be paid as a part of the Quarterly Payout in addition to the Quarterly Cap up to the following maximum excess payment (the “Catch-up Payout”): (i) (A) the Quarterly Cap, multiplied by (B) a number equal to the number of fiscal quarters occurring after the Closing and prior to the Quarterly Payout, less (ii) the Other Stockholder Cash Closing Consideration, all Quarterly Payouts paid previously, and the Quarterly Cap amount payable for the current Quarterly Payout Period.

(4) In the event of Excess Adjusted Income which is not payable in accordance with Section 2.7(b)(ii)(3) above, such amount may be applied in the calculation of Adjusted Income for subsequent Quarterly Payout Periods up to the Quarterly Cap.

(iii) On or before thirty (30) days after the end of the relevant Quarterly Payout Period, eOn shall deliver to the Stockholders Representative a statement disclosing (i) the total Quarterly Payout applicable to such Quarterly Payout Period, and (ii) reasonable documentation to support eOn’s calculation of such Quarterly Payout (“Quarterly Payout Statement”). The failure of the Stockholders Representative to object to the calculation of the Quarterly Payout pursuant to Section 2.7(b)(iv) below shall be deemed an acceptance by the Other Stockholders of such Quarterly Payout amount.

(iv) If the Stockholders Representative shall dispute a Quarterly Payout Statement delivered by eOn pursuant to Section 2.7(b)(iii), the Stockholders

Representative shall give eOn notice of its objection no later than fifteen (15) days following delivery of the disputed Quarterly Payout Statement to the Stockholders Representative, and, thereafter, the Stockholders Representative and eOn shall engage in good faith negotiations to attempt to agree on the applicable Quarterly Payout calculation. In resolving such Quarterly Payout dispute, eOn shall provide the Stockholders Representative and his designees with full reasonable access, during normal business hours, to relevant books, records, personnel and representatives of eOn and such other information as the Stockholders Representative may reasonably request in connection with its review of the Quarterly Payout calculation and with respect to the resolution of any such dispute. All or any portion of a Quarterly Payout that is not subject to dispute by the Stockholders Representative shall be paid as otherwise provided pursuant to this Section 2.7(b), and only the disputed portion shall be held in escrow by such other third party reasonably acceptable to the parties for the benefit of the Other Stockholders and shall be subject to the accrual of interest at the prime lending rate published in The Wall Street Journal until such dispute is resolved by mutual agreement. If the dispute is resolved in the favor of the Other Stockholders with respect to all or any portion of the escrowed funds, the Other Stockholders shall also be entitled to receive the interest earned on that portion of escrowed funds paid as part of its Quarterly Payout.

(v) If eOn and Stockholders Representative cannot agree on the calculation of a Quarterly Payout within sixty (60) days following the delivery of the objection notice by the Stockholders Representative pursuant to Section 2.7(b)(iv), eOn and Stockholders Representative shall, by mutual consent, engage an independent accountant to resolve the item or items in dispute as promptly as reasonably practicable (but not later than thirty (30) days after commencement of its engagement). Upon completion of its calculation of the item or items in dispute, the accountant shall simultaneously deliver to eOn and Stockholders Representative its calculation of the Quarterly Payout. The accountant’s determination of the dispute and resulting Quarterly Payout calculation shall be the final binding determination of the Quarterly Payout. The parties hereto shall make available to the accountant, as applicable, such books, records and other information (including work papers) as the accountant may reasonably request to determine the Quarterly Payout. If the accountant is engaged, each party shall be responsible for its own expenses relating to the arbitration, and the fees and expenses of the accountant shall be paid fifty percent (50%) by eOn and fifty percent (50%) by the Stockholders Representative.

(c) Supplemental Quarterly Payout. In the event the Surviving Entity fails to generate aggregate Adjusted Income equal to the Other Stockholder Cash Consideration for the twelve fiscal quarters commencing after the Closing Date, and if the average closing price for eOn’s stock for the fifteen (15) Business Days ending on the third anniversary of the Closing Date is less than one hundred ten percent (110%) of the eOn Conversion Price, then eOn shall make an additional cash payment to the Stockholders Representative on behalf of the Other Stockholders as follows (the “Supplemental Quarterly Payout”). In the event the average closing price for eOn’s stock for the fifteen (15) Business Days ending on the third anniversary of the Closing Date is equal to or more than one hundred ten percent (110%) of the eOn Conversion Price, no Supplemental Quarterly Payout shall be due or payable.

(i) eOn shall deliver to Stockholders Representative on or before forty-five (45) days after the expiration of each Supplemental Quarterly Payout Period (or such later period set forth in this Section 2.7(c) in the event of a dispute), a payment calculated in accordance with this Section 2.7(c). Each Supplemental Quarterly Payout shall be paid in cash, by wire transfer or other immediately available funds.

(ii) Each Supplemental Quarterly Payout shall be equal to the Adjusted Income of the Surviving Entity for the corresponding Supplemental Quarterly Payout Period; provided, however, that a Supplemental Quarterly Payout shall not exceed the following amount: (i) the Other Stockholder Cash Consideration, less (ii) the Other Stockholder Closing Cash Consideration, less (iii) the Quarterly Payouts paid in accordance with Section 2.7(b), less (iv) any Supplemental Quarterly Payouts paid for prior Supplemental Quarterly Payout Periods. An example of the calculation of a Supplemental Quarterly Payout is attached hereto as Schedule 2.7(c).

(iii) On or before thirty (30) days after the end of the relevant Supplemental Quarterly Payout Period, eOn shall deliver to the Stockholders Representative a statement disclosing (i) the total Supplemental Quarterly Payout applicable to such Supplemental Quarterly Payout Period, and (ii) reasonable documentation to support eOn’s calculation of such Supplemental Quarterly Payout (“Supplemental Quarterly Payout Statement”). The Stockholders representative may dispute the calculation of the Supplemental Quarterly Payout in accordance with Section 2.7(b) above, and the dispute resolution procedures set forth in Section 2.7(b) shall apply with respect to such dispute. The failure of the Stockholders Representative to object to the calculation of the Supplemental Quarterly Payout pursuant to Section 2.7(b) above shall be deemed an acceptance by the Other Stockholders of such Supplemental Quarterly Payout amount.

(d) Cortelco acknowledges that eOn is acquiring Cortelco and shall be responsible for managing and supervising Cortelco after the Closing Date in eOn’s sole discretion, subject, however, to its obligations as provided in subsection (e) below. The Quarterly Payouts and the Supplemental Quarterly Payouts are not guaranteed payments, but are contingent upon the amount of Adjusted Income that is generated after the Closing, and there is no guarantee that the Other Stockholders will receive the maximum of any Quarterly Payout or Supplemental Quarterly Payout. eOn will make no representation, and will not guarantee the Surviving Entity will generate sufficient Adjusted Income to entitle the Other Stockholders the Quarterly Payouts or the Supplemental Quarterly Payouts provided for herein.

(e) During the period of time in which the Quarterly Payouts and the Supplemental Quarterly Payouts are payable, eOn agrees (i) to operate the Surviving Entity consistent with the manner in which Cortelco operated its business prior to the Closing Date, including, without limitation, the business transactions between eOn and Cortelco, maintaining Cortelco’s employee benefit programs/plans, maintaining separate products, sales forces and no charges or fees for services not previously charged by eOn to Cortelco prior to the Merger, and (ii) not to withdraw cash from the Surviving Entity which would prevent it from operating its normal and ordinary business operations, including ability to meet its ongoing obligations, or prevent eOn from making the Quarterly Payout or Supplemental Quarterly Payouts; provided, however, that if Excess Adjusted Income exceeds the Quarterly Cap, eOn may cause the Surviving Entity to distribute cash to eOn, in eOn’s sole discretion, in the amount by which the Excess Adjusted Income exceeds the Quarterly Cap; and further provided that eOn may cause the Surviving Entity to distribute an amount up to the Other Stockholder Closing Cash Consideration to eOn, in eOn’s sole discretion, during the first and second fiscal quarters after the Closing Date.

2.8 Adjustments for Reorganization. If, after the date hereof and prior to the Closing Date, there is any increase or decrease in the number of outstanding Cortelco Shares or eOn Shares as a result of any stock issuance, stock split, stock dividend, reverse stock split, or otherwise, the parties shall amend this Agreement to adjust the Total Merger Consideration equitably so that the Cortelco Stockholders receive the economic equivalent consideration contemplated by the terms hereof.

2.9 No Fractional Shares. Notwithstanding any other provision of this Agreement, no certificates or scrip for fractional eOn Shares shall be issued in the Merger, and such fractional interests shall not entitle the owner thereof to vote or to any other rights of a security holder. Each holder of Cortelco Shares who would otherwise have been entitled to receive a fraction of an eOn Share pursuant to this Article II shall, in lieu thereof, be paid an amount in cash, without interest, equal to the product of (a) the eOn Conversion Price, multiplied by (b) the fractional interest of such stockholder in an eOn Share. For purposes of determining whether and to what extent a stockholder is entitled to receive a cash payment pursuant to this Section 2.9, the Cortelco Shares held of record by such stockholder and represented by two or more stock certificates shall be aggregated.

2.10 Procedure for Exchange of Cortelco Shares.

(a) Immediately after the Closing Date, eOn shall cause the Exchange Agent to mail a letter of transmittal and other appropriate materials to each record holder of Cortelco Shares for the holder to use in surrendering the stock certificate or certificates that formerly represented the holder’s Cortelco Shares in exchange for the Merger Consideration to which the holder is entitled as a result of the Merger.

(b) eOn shall not pay any dividend or make any distribution on eOn Shares, with a record date at or after the Closing Date, to any record holder of Cortelco Shares unless and until the holder surrenders for exchange the stock certificate or certificates that formerly represented the holder’s Cortelco Shares. eOn instead shall pay the dividend or make the distribution to the Exchange Agent in trust for the benefit of the holder pending the surrender and exchange. No holder of Cortelco Shares shall be entitled to any interest or earnings on the dividend or distribution pending receipt.

(c) eOn may cause the Exchange Agent to return any eOn Shares and dividends and distributions thereon remaining unclaimed one hundred eighty (180) days after the Closing Date, and thereafter each remaining record holder of Cortelco Shares shall be entitled to look to eOn (subject to abandoned property, escheat, and other similar laws) as a general creditor thereof with respect to the eOn Shares and dividends and distributions thereon to which the holder is entitled upon surrendering for exchange the stock certificate or certificates that formerly represented the holder’s Cortelco Shares.

(d) eOn shall pay all fees, expenses, and other charges of the Exchange Agent.

2.11 Closing of Stock Transfer Records. After the close of business on the Closing Date, no transfer of Cortelco Shares outstanding prior to the Closing Date shall be registered in the stock transfer records of Cortelco.

2.12 Employee Benefits After the Closing Date. Cortelco’s employees who will become employees of the Surviving Entity or any of Surviving Entity’s Subsidiaries shall be entitled to participate on the same terms and conditions in those benefit plans provided by eOn to its employees having substantially equivalent positions, except to the extent benefits are provided directly by Surviving Entity pursuant to Section 2.7(e)(i).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CORTELCO

Cortelco, as to itself and all Cortelco Subsidiaries (in which case the term “Cortelco” shall mean Cortelco and all such Cortelco Subsidiaries), represents and warrants to eOn as follows:

3.1 Incorporation. Cortelco is a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

3.2 Foreign Qualification. Cortelco is duly qualified to conduct business as a foreign corporation and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect.

3.3 Corporate Power and Authority. Cortelco has corporate power and authority to carry on the businesses in which it is engaged, to own and use the properties owned and used by it, to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated by this Agreement.

3.4 Authorization. The board of directors of Cortelco has duly authorized the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby. Except for the approval of the Cortelco Stockholders, Cortelco has taken all corporate actions necessary to authorize its execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby.

3.5 Execution, Delivery, and Enforceability. This Agreement has been executed and delivered by a duly authorized officer of Cortelco, constitutes a legal, valid, and binding obligation of Cortelco, and is enforceable against Cortelco in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

3.6 Capitalization.

(a) The authorized capital stock of Cortelco consists solely of forty million (40,000,000) shares of common stock, par value $0.01 per share (the “Cortelco Shares”), of which twenty eight million four hundred sixty two thousand eight hundred eighty four (28,462,884) Cortelco Shares are issued and outstanding and ten million (10,000,000) shares of preferred stock, par value $0.01, of which none are issued and outstanding. All the issued and outstanding Cortelco Shares have been duly authorized and validly issued and are fully paid and nonassessable. None of the issued and outstanding Cortelco Shares (i) was offered or sold in violation of any provision of the Securities Act or (ii) was issued in violation of any preemptive rights or any similar rights that entitle any Person to acquire any Cortelco Shares upon the issuance or sale thereof. There are no authorized or outstanding Derivative Securities of Cortelco that are convertible into or exercisable or exchangeable for Cortelco Shares or other shares of capital stock or securities of Cortelco, and there are no authorized or outstanding options, warrants, calls, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments to which Cortelco is a party or by which it is bound providing for the issuance, transfer, sale, or other disposition of Cortelco Shares or other shares of capital stock or securities of Cortelco. There are no authorized or outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to Cortelco Shares or other shares of capital stock of Cortelco.

(b) The only Cortelco Subsidiaries are Cortelco, Inc., a Delaware corporation and Cortelco Puerto Rico, Incorporated, a Puerto Rico corporation (collectively, “Cortelco Subsidiary”). The authorized capital stock of Cortelco, Inc. consists solely of twenty million (20,000,000) shares of common stock, par value $0.01 per share, of which one thousand (1,000) shares are issued and outstanding. All the issued and outstanding shares of Cortelco, Inc. and Cortelco Puerto Rico, Incorporated (the “Cortelco Subsidiary Shares”) have been duly authorized and validly issued, are fully paid and nonassessable, and are owned of record and beneficially by Cortelco. None of the issued and outstanding Cortelco Subsidiary Shares (i) was offered or sold in violation of any provision of the

Securities Act or (ii) was issued in violation of any preemptive rights or any similar rights that entitle any Person to acquire any Cortelco Subsidiary Shares upon the issuance or sale thereof. There are no authorized or outstanding Derivative Securities of Cortelco Subsidiary that are convertible into or exercisable or exchangeable for any Cortelco Subsidiary Shares or other securities of the Cortelco Subsidiary, and there are no authorized or outstanding options, warrants, calls, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments to which Cortelco Subsidiary is a party or by which it is bound providing for the issuance, transfer, sale, or other disposition of any Cortelco Subsidiary Shares or other securities of the Cortelco Subsidiary. There are no authorized or outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Cortelco Subsidiary Shares.

3.7 Notices, Filings, and Approvals. Except as disclosed in Section 3.7 of the Cortelco Disclosure Schedule, no notice to, filing with, or approval, authorization, consent, order, or other action by, any Person is required of Cortelco for the execution and delivery of this Agreement, the performance of its obligations hereunder, or the consummation of the transactions contemplated hereby.

3.8 Compliance. Cortelco is in compliance with all the provisions of (a) its certificate of incorporation and bylaws, (b) all applicable laws, rules, and regulations of all Governments, (c) all permits, approvals, authorizations, certificates of convenience or necessity, licenses, privileges, and registrations necessary for the ownership of its assets and properties and the conduct of its business, (d) all judgments, decrees, orders, writs, injunctions, and other rulings of all courts, arbitrators, Governments, and other authorities having jurisdiction over Cortelco or any of its properties, assets, or operations, and (e) all Contracts to which Cortelco is a party or is otherwise bound, except in the case of clauses (b), (c) and (e) for such instances of non-compliance that in the aggregate have not had and could reasonably be expected not to have a Material Adverse Effect.

3.9 Noncontravention. Neither the execution or delivery by Cortelco of this Agreement, nor the performance of its obligations hereunder, nor the consummation of the transactions contemplated hereby, does or will, whether with or without the giving of notice or the passage of time or both, (a) result in any violation of or conflict with any provision of (i) the certificate of incorporation or bylaws of Cortelco, (ii) any applicable law, rule, or regulation of any Government, (iii) any permit, approval, authorization, certificate of convenience or necessity, license, privilege, or registration necessary for the ownership of its assets and properties and the conduct of its business, or (iv) any judgment, decree, order, writ, injunction, or other ruling of any court, arbitrator, Government, or other authority having jurisdiction over Cortelco or any of its properties, assets, or operations, (b) conflict with, result in a breach of, constitute a default or event of default under, result in the acceleration of performance under, result in the termination of, or create in any party the right to accelerate, terminate, cancel, or modify, any provision of any Contract to which Cortelco is a party or is otherwise bound, except in the case of clauses (a)(ii) (a(iii) and (b) for such instances of conflict that in the aggregate have not had and could not reasonably be expected not to have a Material Adverse Effect or (c) result in the imposition of any Encumbrance upon any assets or properties of Cortelco.

3.10 Investments. Except for the Cortelco Subsidiary named in Section 3.6(b) hereof or as disclosed in Section 3.10 of the Cortelco Disclosure Schedule, Cortelco has no Subsidiary and does not own of record or beneficially any capital stock or other securities of, or any other equity or proprietary interest in, any other Person.

3.11 Financial Statements. True and complete copies of Cortelco’s unaudited balance sheets as of December 31, 2006, and December 31, 2005, its unaudited statements of income, stockholders’ equity, and cash flow for the years ended December 31, 2006, and December 31, 2005, its unaudited balance sheet as of September 30, 2007, and its unaudited statement of income for the period ended

September 30, 2007 (collectively, the “Cortelco Financial Statements”) are set forth in Section 3.11 of the Cortelco Disclosure Schedule. The Cortelco Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the respective periods covered thereby, and present fairly, in all material respects, the financial position of Cortelco as of the respective dates thereof and the results of operations, changes in stockholders’ equity, and cash flows of Cortelco for the respective periods covered thereby.

3.12 No Undisclosed Liabilities. Cortelco has no Liabilities, except for (a) the Liabilities reflected or reserved against in the most recent Cortelco Financial Statement and (ii) current Liabilities incurred in the ordinary course of business since the date of the most recent Cortelco Financial Statement.

3.13 Accounting Controls. Cortelco maintains a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization, (b) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.14 Off-Balance-Sheet Transactions. There are no transactions, arrangements, or other relationships between Cortelco and any unconsolidated entity, including, without limitation, any structural finance, special purpose, or limited purpose entity.

3.15 Related-Party Transactions. Except as disclosed in Section 3.15 of the Cortelco Disclosure Schedule, there are no contracts, transactions, business relationships, or liabilities between Cortelco and any Related Party. No Related Party owns or leases any assets or properties of Cortelco.

3.16 Absence of Certain Developments. Except as disclosed in Section 3.16 of the Cortelco Disclosure Schedule, since the date of its most recent Cortelco Financial Statement, Cortelco has not:

(a) conducted its business outside the ordinary course of business consistent with past practice;

(b) made or suffered any material change in the nature or conduct of its business, regardless of whether such change has had or could reasonably be expected to have a Material Adverse Effect;

(c) received notice that any of its suppliers or customers intends to alter the amount of business conducted with Cortelco or to cease conducting business with Cortelco altogether, which alteration or cessation of business would have a Material Adverse Effect;

(d) entered into, amended, or terminated any Cortelco Contract;

(e) (i) made or incurred any capital expenditure, except in the ordinary course of business consistent with past practice, or (ii) made or incurred any capital expenditure in excess of Fifty Thousand Dollars and 00/100 ($50,000) in the aggregate;

(f) sold, assigned, licensed, exchanged, leased, transferred or otherwise disposed of any of its assets or properties, except in the ordinary course of business consistent with past practice;

(g) suffered any damage to or destruction or loss of any of its assets or properties, regardless of whether such damage, destruction, or loss was covered by insurance;

(h) purchased, leased, or otherwise acquired any assets or properties, except in the ordinary course of business consistent with past practice;

(i) (i) incurred any Liability to any Person, except in the ordinary course of business consistent with past practice, or (ii) incurred any Liability to any Person involving actual or potential aggregate future payments by Cortelco in excess of Fifty Thousand Dollars and 00/100 ($50,000);

(j) borrowed any money or issued any bonds, debentures, notes, or other instruments evidencing borrowed money;

(k) paid, discharged, or satisfied any of its Liabilities, except in the ordinary course of business consistent with past practice;

(l) failed to pay, discharge, or satisfy any of its Liabilities when due, except for such Liabilities that it believes in good faith are not owed and do not exceed, individually or in the aggregate, Ten Thousand Dollars and 00/100 ($10,000);

(m) made any loan or advance of money to any Person;

(n) compromised, canceled, waived, or released any claim or right of Cortelco or any Liability of any other Person;

(o) subjected any of its assets or properties, or permitted any of its assets or properties to be subjected to, any Encumbrance except for Permitted Liens;

(p) increased by more than five percent (5%) the total annual cash compensation payable to any employee;

(q) (i) adopted, established, amended, or terminated any Employee Benefit Plan, or (ii) paid any amount or provided any benefit under any Employee Benefit Plan, except in the ordinary course of business consistent with past practice;

(r) (i) experienced any labor organizational effort, strike, organized work stoppage or interruption, or organized work slowdown, (ii) received any written claim or grievance, unfair labor practice charge or complaint, charge of discrimination, or occupational health and safety citation or complaint involving any present or former employee or other personnel retained by Cortelco, or (iii) experienced any change in its employee relations that has had or could reasonably be expected to have a Material Adverse Effect;

(s) (i) amended its certificate of incorporation or bylaws, or (ii) rescinded or modified any resolutions adopted by its board of directors or stockholders;

(t) (i) changed its authorized capital stock, (ii) effected any stock split, reverse stock split, or other recapitalization affecting its capital stock, (iii) issued or sold any of its capital stock, options, warrants, calls, or other rights to purchase capital stock, any securities convertible into or exchangeable for capital stock, or other securities, or (iv) purchased, redeemed, retired, or otherwise acquired any of its capital stock or other securities;

(u) declared, paid, or set aside for payment any dividends, distributions, or payments on its capital stock;

(v) (i) changed any of its accounting methods, principles, assumptions, or practices, or (ii) written up, down, or off the value of any of its assets;

(w) (i) failed to pay when due any premium with respect to any insurance policy covering Cortelco or its business, assets, properties, directors, officers, or employees, or (ii) canceled or failed to renew any such insurance policy; or

(x) agreed, committed, or otherwise arranged to take or suffer the taking of any action described in this Section 3.16, regardless of whether such agreement, commitment, or other arrangement is oral, written or otherwise.

3.17 No Adverse Developments. Except as disclosed in Section 3.17 of the Cortelco Disclosure Schedule, (a) Cortelco has not experienced any Material Adverse Effect since the date of its most recent Cortelco Financial Statement, (b) Cortelco knows of no act, omission, event, development, condition, or circumstance that could reasonably be expected to have a Material Adverse Effect at any time after the date hereof, (c) no material Liability has been asserted against Cortelco and no material Encumbrance has been imposed upon any of its assets and properties since the date of its most recent Cortelco Financial Statement, and (d) Cortelco knows of no act, omission, event, development, condition, or circumstance that could reasonably be expected to result in the assertion of any material Liability against Cortelco or the imposition of any material Encumbrance upon any of its assets and properties after the date hereof.

3.18 Title to, and Sufficiency of, Assets. Except as disclosed in Section 3.18 of the Cortelco Disclosure Schedule, Cortelco has full legal and beneficial title to all the assets and properties owned by it (including, without limitation, all furniture, fixtures, fixed assets, equipment, personal property, real property, leasehold interests and improvements, cash and cash equivalents, accounts receivable, notes receivable, negotiable instruments, chattel paper, deposits, inventory, Contract interests, Cortelco Intellectual Property, computer software (including source codes), permits, business books and records, business materials, corporate books and records, tax credits and refunds, and insurance policies and rights with respect thereto), free and clear of all Encumbrances except for Permitted Liens. Cortelco owns and has the exclusive and uninterrupted right to use all the assets and properties reflected on its most recent Cortelco Financial Statement, which constitute all the assets and properties necessary to conduct its business as currently conducted.

3.19 Condition of Assets. All assets and properties owned or used by Cortelco in the conduct of its business are in good condition and working order, ordinary wear and tear excepted, and are suitable for the purposes for which they were intended.

3.20 Intellectual Property. The Cortelco Intellectual Property constitutes all the Intellectual Property necessary to conduct Cortelco’s business as currently conducted. Cortelco has taken all reasonable measures to protect its rights with respect to its proprietary Cortelco Intellectual Property. All maintenance, annuity, renewal, and other fees required to be paid by Cortelco as of the date hereof with respect to the registration of its proprietary Cortelco Intellectual Property have been timely paid. Cortelco is not required to pay any royalty, honorarium, fee, or other amount to any Person for its use of any non-proprietary Cortelco Intellectual Property. Cortelco has no knowledge that its use of any of Cortelco Intellectual Property infringes or has infringed any Intellectual Property right of any Person, or that it has, through such use, misappropriated or improperly used or disclosed any Intellectual Property of any Person. There is no pending or, to the knowledge of Cortelco, threatened claim, charge, demand, inquiry, investigation, action, suit, arbitration, or other legal proceeding relating to any of the Cortelco Intellectual Property. Following the Merger, Cortelco will continue to own or have the uninterrupted right to use the Cortelco Intellectual Property pursuant to the same terms and conditions existing on the date hereof.

3.21 Contracts. Except as disclosed in Section 3.21 of the Cortelco Disclosure Schedule, Cortelco is not a party to or bound by any of the following Contracts (collectively, the “Cortelco Contracts”):

(a) Contract that is not in the ordinary course of business;

(b) Contract that (i) involves or could reasonably be expected to involve aggregate future payments by Cortelco in excess of Fifty Thousand Dollars and 00/100 ($50,000) and (ii) is not terminable by Cortelco within ninety (90) days after giving notice to the other party without any penalty, premium, or continuing Liability being imposed on Cortelco;

(c) Contract with any Related Party;

(d) Contract for the sale, assignment, license, exchange, lease, transfer, or other disposition of any of its assets or properties, except in the ordinary course of business consistent with past practice;

(e) Contract for the purchase, lease, or other acquisition of any assets or properties, except in the ordinary course of business consistent with past practice;

(f) Contract for the merger, consolidation, recapitalization, or any other reorganization of Cortelco, except for this Agreement;

(g) Contract for the borrowing of money from any Person;

(h) Contract for the lending or advancing of money to any Person;

(i) Contract with any Government;

(j) Contract for the employment of any Person or for consulting, contracting, agency, or other services by any Person;

(k) Contract relating to the termination any Person’s employment or providing severance or other post-termination benefits in connection therewith;

(l) Contract with any labor union, including any collective bargaining agreement;

(m) Contract that limits the right of Cortelco to engage in any business or to compete with any Person; or

(n) Contract that has had or could reasonably be expected to have a material effect on the business, affairs, operations, assets, properties, rights, Liabilities, condition (financial or otherwise), or prospects (financial or otherwise) of Cortelco.

Cortelco has delivered true and complete copies of all of the Cortelco Contracts to eOn prior to the date hereof. Each Cortelco Contract was entered into on the basis of arms-length negotiations between Cortelco and each other party thereto. Each Cortelco Contract is as of the date hereof, and will continue to be following the consummation of the Merger, valid, in full force and effect, and enforceable against each other party thereto in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. To Cortelco’s knowledge, there is no conflict, disagreement, or dispute regarding any Cortelco Contract between Cortelco and any other party thereto, which if unresolved would have or could reasonably be expected to have a Material Adverse Effect. Cortelco has not threatened, and has no knowledge that any other party has threatened, to cancel any Cortelco Contract. There is no breach or default under any Cortelco Contract by Cortelco or to Cortelco’s knowledge any other party thereto, which if not cured would have or could reasonably be expected to have a Material Adverse Effect. No act, omission, event, development, condition, or circumstance known to Cortelco has occurred or is existing that, with or without the giving of notice or the passage of time or both, would become or result in any breach or default under any Cortelco Contract by Cortelco or any other party thereto, which if not cured would have or could reasonably be expected to have a Material Adverse Effect. Cortelco has not released or waived any right or remedy under any Cortelco Contract. Cortelco is not subject to any legal obligation, and has no knowledge that any other party has any legal right, to renegotiate any Cortelco Contract. Cortelco has no knowledge of any pending or threatened bankruptcy, insolvency, or similar proceeding with respect to any other party to the Cortelco Contracts.

3.22 Taxes. All Tax Returns required to be filed by Cortelco with all taxing authorities on or before the date hereof have been timely filed. All such filed Tax Returns have been prepared in accordance with all applicable laws, rules, and regulations and correctly reflect in all material respects the facts regarding Cortelco’s income, business, assets, operations, activities, and status and all other information required to be shown thereon as of the date of filing. Cortelco has timely paid all Taxes shown on such filed Tax Returns. Cortelco has timely made all required deposits and estimated payments with respect to accrued Taxes as of the date hereof. The reserves for Taxes contained in its most recent Cortelco Financial Statement are adequate to cover all accrued and unpaid Taxes as of the date hereof. Cortelco has withheld or collected from each payment made to each of its employees the amount of all Taxes required to be withheld or collected therefrom, and Cortelco has paid the same to the appropriate taxing authority or depository. Cortelco (a) has not been audited by any taxing authority, (b) has no knowledge that any taxing authority is contemplating an audit, (c) has not received from any taxing authority any notice of deficiencies, adjustments, assessments, or other charges with respect to Taxes paid or payable, or (d) made any payment, or provided any benefit, to any present or former director, officer, or employee that is not allowable as a deduction under the Code. No extension of time for the filing of Tax Returns or the payment of Taxes by Cortelco is in effect on the date hereof.

3.23 Insurance. All Insurance Policies maintained by Cortelco are disclosed in Section 3.23 of the Cortelco Disclosure Schedule. Cortelco has delivered true and complete copies of all Insurance Policies to eOn prior to the date hereof. Each Insurance Policy is as of the date hereof, and will continue to be following the consummation of the Merger, valid, in full force and effect, and enforceable against the insurer in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. Cortelco has timely paid all premiums and other costs with respect to each Insurance Policy. All Insurance Policies, taken together, provide adequate insurance coverage for the business, assets, properties, and employees of Cortelco. There is no claim under any Insurance Policy that Cortelco has not properly and timely filed with the insurer. There is no pending claim filed by Cortelco under any Insurance Policy as to which the insurer has denied coverage or is defending under a reservation of rights. Cortelco knows of no act, omission, event, development, condition, or circumstance that could reasonably be expected to (a) form the basis for the assertion of any Liability against Cortelco that is not fully covered, subject to any applicable retention, by the Insurance Policies, (b) result in any material increase in the premium payable with respect to any Insurance Policy, or (c) result in the cancellation of any Insurance Policy.

3.24 Employment and Labor. Cortelco is not delinquent in the payment of any wages, salaries, commissions, bonuses, reimbursements, or other compensation payable to any of its present or former employees. Except as disclosed in Section 3.24 of the Cortelco Disclosure Schedule, the employment of each employee of Cortelco is terminable at will without any cost or Liability to Cortelco, except for the payment of accrued wages, salaries, commissions, bonuses, reimbursements, and other compensation and the provision of benefits under the Employee Benefit Plans. Cortelco has no knowledge that any of its directors, officers, or other management-level employees intends to terminate his or her employment with Cortelco, except as contemplated by this Agreement. Cortelco is in compliance with all applicable laws, rules, and regulations of all Governments relating to employment and employment practices, terms and conditions of employment, wages and hours, occupational health and safety, and the employment of non-residents, except for such instances of non-compliance that in the aggregate have not had and could reasonably be expected not to have a Material Adverse Effect. There is no outstanding and unresolved written claim or grievance, unfair labor practice charge or complaint, charge of discrimination, or health and safety citation or complaint involving any present or former employee or other personnel retained by Cortelco. There is no pending or, to the knowledge of Cortelco, threatened claim, charge, demand, inquiry, investigation, action, suit, arbitration, or other legal proceeding concerning Cortelco’s employment practices. Cortelco is not a party to any collective bargaining agreement or other Contract with any labor union and has no knowledge of any labor organizational efforts with respect to its employees. Cortelco has not experienced any strike, organized work stoppage or interruption, or organized work slowdown by its employees during the last three (3) years.

3.25 Employee Benefit Plans.

(a) All Employee Benefit Plans maintained or operated by Cortelco or under which it has any Liability are disclosed in Section 3.25 of the Cortelco Disclosure Schedule. Cortelco has delivered true and complete copies of all Employee Benefit Plans to eOn prior to the date hereof.

(b) Cortelco has received a current favorable determination letter for each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code. No act, omission, event, development, condition, or circumstance known to Cortelco has occurred or is existing that would cause any Employee Benefit Plan to become disqualified for purposes of Section 401(a) of the Code.

(c) The Company is, and each Employee Benefit Plan is maintained and operated, in compliance with all applicable laws, rules, and regulations of all Governments relating to Employee Benefit Plans (including, without limitation, Section 401(a) of the Code and ERISA) and all the terms of such Employee Benefit Plan, except for such instances of non-compliance that in the aggregate have not had and could reasonably be expected not to have a Material Adverse Effect. Cortelco has not incurred any Liability to the IRS, or DOL in connection with any Employee Benefit Plan.

(d) All reports and descriptions of the Employee Benefit Plans (including, without limitation, IRS Form 5500 annual reports, summary annual reports, and summary plan descriptions) required to be filed by Cortelco with the IRS, or the DOL on or before the date hereof have been timely filed, and as appropriate, have been timely provided to the participants in the Employee Benefit Plans.

(e) There is no pending or, to the knowledge of Cortelco, threatened claim, charge, demand, inquiry, investigation, action, suit, arbitration, or other legal proceeding relating to any Employee Benefit Plan, except for claims for benefits thereunder made in the ordinary course.

(f) The consummation of the transactions contemplated by this Agreement will not accelerate the time of vesting or payment, or increase the amount, of the compensation or benefits to be paid or provided to any present or former officer or employee of Cortelco. No Contract or Employee Benefit Plan provides for any “excess parachute payment,” within the meaning of Section 4999 of the Code, upon or in connection with the consummation of the transactions contemplated by this Agreement.

(g) Cortelco has not been liable at any time for contributions to any Employee Benefit Plan that is subject to Title IV of ERISA.

(h) Cortelco has made in full all installments and other payments under each Employee Benefit Plan required to be paid on or before the date of this Agreement. There exists no “accumulated funding deficiency,” within the meaning of Section 302 of ERISA and Section 412 of the Code, with respect to any Employee Benefit Plan, regardless of whether such deficiency has been waived.

(i) Cortelco does not have, and the consummation of the transactions contemplated by this Agreement will not result in, any Liability for (a) any minimum funding contribution required under Section 302(c)(11) of ERISA or Section 412(c)(11) of the Code, (b) any payment required under Section 302(e) of ERISA or Section 412(m) of the Code, (c) any lien imposed under Section 302(f) of ERISA or Section 412(n) of the Code, (d) any excise tax imposed with respect to an accumulated funding deficiency under Section 4971 of the Code, (e) the termination of or withdrawal from any plan under Sections 4062, 4063, or 4064 of ERISA, or (f) the withdrawal from any multi-employer plan under Section 4201 of ERISA.

3.26 Legal Proceedings. Except as disclosed in Section 3.26 of the Cortelco Disclosure Schedule, there is no claim, charge, demand, inquiry, investigation, action, suit, arbitration, or other legal proceeding pending or, to the knowledge of Cortelco, threatened by or against Cortelco. No claim, charge, demand, inquiry, investigation, action, suit, arbitration, or other legal proceeding disclosed in Section 3.26 of the Cortelco Disclosure Schedule concerns the ownership or other rights with respect to the Cortelco Shares. The claims, charges, demands, inquiries, investigations, actions, suits, arbitrations, and other legal proceedings disclosed in Section 3.26 of the Cortelco Disclosure Schedule, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. During the past three (3) years, Cortelco has not been the target or subject of any audit, inspection, inquiry, investigation, survey, or other form of review by any Government, industry or trade association, professional review organization, accrediting organization, or certifying agency relating to any actual or alleged improper activity on the part of Cortelco.

3.27 Certain Payments. Neither Cortelco nor any Person associated with or acting for or on behalf of Cortelco has, directly or indirectly, (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment, whether in the form of money, property, or services, to any Person, private or public, (i) to obtain favorable treatment in securing business or to compensate for favorable treatment for business secured, (ii) to obtain special concessions or to compensate for special concessions obtained, or (iii) in violation of any applicable law, rule, or regulation of any Government, or (b) established or maintained any fund or asset that is not recorded in the books and records of Cortelco.

3.28 No Broker’s Commission. Except as disclosed in Section 3.28 of the Cortelco Disclosure Schedule, no broker’s commission, finder’s fee, investment banker’s fee, or other similar payment is or will become payable by Cortelco or eOn pursuant to any Contract entered into by Cortelco as a result of or in connection with the transactions contemplated by this Agreement.

3.29 Disclosure. The information that Cortelco will supply in writing to eOn specifically for use in filing the Registration Statement and Proxy Materials will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF EON

eOn represents and warrants, as to itself and all the eOn Subsidiaries (in which case the term “eOn” shall mean eOn and all the eOn Subsidiaries), to Cortelco as follows:

4.1 Incorporation. eOn is a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Acquisition Subsidiary is a limited liability company duly formed, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

4.2 Foreign Qualification. eOn is duly qualified to conduct business as a foreign corporation and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect.

4.3 Corporate Power and Authority. eOn has corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Each of eOn and Acquisition Subsidiary has corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated by this Agreement.

4.4 Authorization. The board of directors of each of eOn and Acquisition Subsidiary has duly authorized the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby. eOn, as the sole stockholder of Acquisition Subsidiary, has duly adopted this Agreement. Except as disclosed in Section 4.4 of the eOn Disclosure Schedule, each of eOn and Acquisition Subsidiary has taken all corporate actions necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby.

4.5 Execution, Delivery, and Enforceability. This Agreement has been executed and delivered by a duly authorized officer of eOn and Acquisition Subsidiary, constitutes a legal, valid, and binding obligation of eOn and Acquisition Subsidiary, and is enforceable against eOn and Acquisition Subsidiary in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.6 Capitalization.

(a) The authorized capital stock of eOn consists solely of 50,000,000 shares of common stock, par value $.001 per share (the “eOn Shares”), of which 14,157,029 eOn Shares are issued and 13,480,129 eOn Shares are outstanding, and 10,000,000 shares of preferred stock, par value $.001 per share, of which none are issued and outstanding. All the issued and outstanding eOn Shares have been duly authorized and validly issued and are fully paid and nonassessable. All the eOn Shares to be issued in the Merger have been duly authorized and, upon consummation of the Merger in accordance with this Agreement, will be validly issued, fully paid, and nonassessable. None of the issued and outstanding eOn Shares (i) was offered or sold in violation of any provision of the Securities Act or (ii) was issued in violation of any preemptive rights or any similar rights that entitle any Person to acquire any eOn Shares upon the issuance or sale thereof. None of the Merger Shares (i) will be offered or sold in violation of any provision of the Securities Act or (ii) will be issued in violation of any preemptive rights or any similar rights that entitle any Person to acquire any eOn Shares upon the issuance or sale thereof. Except as disclosed in Section 4.6 of the eOn Disclosure Schedule, there are no authorized or outstanding

Derivative Securities of eOn that are convertible into or exercisable or exchangeable for any eOn Shares or other shares of capital stock or securities of eOn, and there are no authorized or outstanding options, warrants, calls, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments to which eOn is a party or by which it is bound providing for the issuance, transfer, sale, or other disposition of any eOn Shares or other shares of capital stock or securities of eOn. There are no authorized or outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to the eOn Shares or other shares of capital stock of eOn.

(b) The only eOn Subsidiaries as of the date hereof are Acquisition Subsidiary, eOn Communications Technology (Beijing) Co. Ltd., a limited liability company organized under the laws of the People’s Republic of China (“eOn China”), Cortelco China Corp., a corporation organized under the laws of the State of California (“Cortelco China”), and eOn IP Voice, Inc., a corporation organized under the laws of the State of Delaware (“IP Voice”). All the issued and outstanding eOn Subsidiaries ownership interests (“eOn Subsidiaries Shares”) have been duly authorized and validly issued, are fully paid and nonassessable, and are owned of record and beneficially by eOn. None of the issued and outstanding eOn Subsidiaries Shares (i) was offered or sold in violation of any provision of the Securities Act or (ii) was issued in violation of any preemptive rights or any similar rights that entitle any Person to acquire any eOn Subsidiary Shares upon the issuance or sale thereof. There are no authorized or outstanding Derivative Securities of any eOn Subsidiary that are convertible into or exercisable or exchangeable for any eOn Subsidiary Shares or other securities of the eOn Subsidiaries, and there are no authorized or outstanding options, warrants, calls, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments to which any eOn Subsidiary is a party or by which it is bound providing for the issuance, transfer, sale, or other disposition of any eOn Subsidiary Shares or other securities of the eOn Subsidiaries. There are no authorized or outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any eOn Subsidiary Shares.

4.7 Notices, Filings, and Approvals. Except as disclosed in Section 4.7 of the eOn Disclosure Schedule, no notice to, filing with, or approval, authorization, consent, order, or other action by, any Person is required of eOn or Acquisition Subsidiary for the execution and delivery of this Agreement, the performance of its obligations hereunder, or the consummation of the transactions contemplated hereby.

4.8 Compliance. eOn is in compliance with all the provisions of (a) its certificate of incorporation and bylaws, (b) all applicable laws, rules, and regulations of all Governments, (c) all permits, approvals, authorizations, certificates of convenience or necessity, licenses, privileges, and registrations necessary for the ownership of its assets and properties and the conduct of its business, (d) all judgments, decrees, orders, writs, injunctions, and other rulings of all courts, arbitrators, Governments, and other authorities having jurisdiction over eOn or any of its properties, assets, or operations, and (e) all Contracts to which eOn is a party or is otherwise bound, except in the case of clauses (b), (c) and (e) for such instances of non-compliance that in the aggregate have not had and could reasonably be expected not to have a Material Adverse Effect.

4.9 Noncontravention. Neither the execution or delivery by eOn or Acquisition Subsidiary of this Agreement, nor the performance by eOn or Acquisition Subsidiary of their respective obligations hereunder, nor the consummation of the transactions contemplated hereby, does or will, whether with or without the giving of notice or the passage of time or both, (a) result in any violation of or conflict with any provision of (i) the certificate of incorporation or bylaws of eOn or Acquisition Subsidiary, (ii) any applicable law, rule, or regulation of any Government, (iii) any permit, approval, authorization, certificate of convenience or necessity, license, privilege, or registration necessary for the ownership of eOn’s or Acquisition Subsidiary’s assets and properties and the conduct of its business, or (iv) any judgment, decree, order, writ, injunction, or other ruling of any court, arbitrator, Government, or other authority having jurisdiction over eOn or Acquisition Subsidiary or any of its properties, assets, or operations, (b) conflict with, result in a breach of, constitute a default or event of default under, result in the acceleration of performance under, result in the termination of, or create in any party the right to accelerate, terminate, cancel, or modify, any provision of any Contract to which eOn or Acquisition Subsidiary is a party or is otherwise bound, except in the case of clause a(ii), a(iii) or (b) for such instances of conflict that in the aggregate have not had and could not reasonably be expected not to have a Material Adverse Effect, or (c) result in the imposition of any Encumbrance upon any assets or properties of eOn or Acquisition Subsidiary.

4.10 Investments. Except for the eOn Subsidiaries named in Section 4.6(b) hereof, and except as disclosed on Section 4.10 of the eOn Disclosure Schedule, eOn has no Subsidiary and does not own of record or beneficially any capital stock or other securities of, or any other equity or proprietary interest in, any other Person.

4.11 SEC Reports. eOn has filed with the SEC in a timely manner all reports and materials (including the related schedules and exhibits thereto) required to be filed by it under the Exchange Act since July 31, 2005 (collectively, the “SEC Reports”). Each SEC Report has complied with all applicable requirements of the Exchange Act. None of the SEC Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.12 Financial Statements. The audited and unaudited consolidated financial statements of eOn, including the related notes and schedules thereto, included in the SEC Reports filed by eOn with the SEC since July 31, 2005 (the “eOn Financial Statements”) have been prepared in accordance with GAAP applied on a consistent basis throughout the respective periods covered thereby and with the applicable provisions of the Exchange Act, and present fairly, in all material respects, the consolidated financial position of eOn as of the respective dates thereof and the consolidated results of operations, changes in Stockholders’ equity, and cash flows of eOn for the respective periods covered thereby.

4.13 No Undisclosed Liabilities. eOn has no Liabilities, except for (a) the Liabilities reflected or reserved against in the most recent eOn Financial Statement and (ii) current Liabilities incurred in the ordinary course of business since the date of the most recent eOn Financial Statement.

4.14 Accounting Controls. eOn maintains a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization, (b) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.15 Off-Balance-Sheet Transactions. There are no transactions, arrangements, or other relationships between eOn and any unconsolidated entity, including, without limitation, any structural finance, special purpose, or limited purpose entity.

4.16 Related-Party Transactions. Except as disclosed in Section 4.16 of the eOn Disclosure Schedule, there are no contracts, transactions, business relationships or liabilities between eOn and any Related Party. No Related Party owns or leases any assets or properties of eOn.

4.17 Absence of Certain Developments. Except as disclosed in Section 4.17 of the eOn Disclosure Schedule, since the date of the most recent eOn Financial Statement, eOn has not:

(a) conducted its business outside the ordinary course of business consistent with past practice;

(b) made or suffered any material change in the nature or conduct of its business, regardless of whether such change has had or could reasonably be expected to have a Material Adverse Effect;

(c) received notice that any of its suppliers or customers intends to alter the amount of business conducted with eOn or to cease conducting business with eOn altogether, which alteration or cessation of business would have a Material Adverse Effect;

(d) entered into, amended, or terminated any eOn Contract;

(e) (i) made or incurred any capital expenditure, except in the ordinary course of business consistent with past practice, or (ii) made or incurred any capital expenditure in excess of Fifty Thousand Dollars and 00/100 ($50,000) in the aggregate;

(f) sold, assigned, licensed, exchanged, leased, transferred or otherwise disposed of any of its assets or properties, except in the ordinary course of business consistent with past practice;

(g) suffered any damage to or destruction or loss of any of its assets or properties, regardless of whether such damage, destruction, or loss was covered by insurance;

(h) purchased, leased, or otherwise acquired any assets or properties, except in the ordinary course of business consistent with past practice;

(i) (i) incurred any Liability to any Person, except in the ordinary course of business consistent with past practice, or (ii) incurred any Liability to any Person involving actual or potential aggregate future payments by eOn in excess of Fifty Thousand Dollars and 00/100 ($50,000);

(j) borrowed any money or issued any bonds, debentures, notes, or other instruments evidencing borrowed money;

(k) paid, discharged, or satisfied any of its Liabilities, except in the ordinary course of business consistent with past practice;

(l) failed to pay, discharge, or satisfy any of its Liabilities when due, except for such Liabilities that it believes in good faith are not owed and do not exceed, individually or in the aggregate, Ten Thousand Dollars and 00/100 ($10,000);

(m) made any loan or advance of money to any Person;

(n) compromised, canceled, waived, or released any claim or right of eOn or any Liability of any other Person;

(o) subjected any of its assets or properties, or permitted any of its assets or properties to be subjected to, any Lien except for Permitted Liens;

(p) increased by more than five percent (5%) the total annual cash compensation payable to any employee;

(q) (i) adopted, established, amended, or terminated any Employee Benefit Plan, or (ii) paid any amount or provided any benefit under any Employee Benefit Plan, except in the ordinary course of business consistent with past practice;

(r) (i) experienced any labor organizational effort, strike, organized work stoppage or interruption, or organized work slowdown, (ii) received any written claim or grievance, unfair labor practice charge or complaint, charge of discrimination, or occupational health and safety citation or complaint involving any present or former employee or other personnel retained by eOn, or (iii) experienced any change in its employee relations that has had or could reasonably be expected to have a Material Adverse Effect;

(s) (i) amended its certificate of incorporation or bylaws, or (ii) rescinded or modified any resolutions adopted by its board of directors or stockholders;

(t) (i) changed its authorized capital stock, (ii) effected any stock split, reverse stock split, or other recapitalization affecting its capital stock, (iii) issued or sold any of its capital stock, options, warrants, calls, or other rights to purchase capital stock, any securities convertible into or exchangeable for capital stock, or other securities, or (iv) purchased, redeemed, retired, or otherwise acquired any of its capital stock or other securities;

(u) declared, paid, or set aside for payment any dividends, distributions, or payments on its capital stock;

(v) (i) changed any of its accounting methods, principles, assumptions, or practices, or (ii) written up, down, or off the value of any of its assets;

(w) (i) failed to pay when due any premium with respect to any insurance policy covering eOn or its business, assets, properties, directors, officers, or employees, or (ii) canceled or failed to renew any such insurance policy; or

(x) agreed, committed, or otherwise arranged to take or suffer the taking of any action described in this Section 4.17, regardless of whether such agreement, commitment, or other arrangement is oral, written or otherwise.

4.18 No Adverse Developments. Except as disclosed in Section 4.18 of the eOn Disclosure Schedule, (a) eOn has not experienced any Material Adverse Effect since the date of the most recent eOn Financial Statement, (b) eOn knows of no act, omission, event, development, condition, or circumstance that could reasonably be expected to have a Material Adverse Effect at any time after the date hereof, (c) no material Liability has been asserted against eOn and no material Encumbrance has been imposed upon any of its assets and properties since the date of the most recent eOn Financial Statement, and (d) eOn knows of no act, omission, event, development, condition, or circumstance that could reasonably be expected to result in the assertion of any material Liability against eOn or the imposition of any material Encumbrance upon any of its assets and properties after the date hereof.

4.19 Title to, and Sufficiency of, Assets. Except as disclosed in Section 4.19 of the eOn Disclosure Schedule, eOn has full legal and beneficial title to all the assets and properties owned by it (including, without limitation, all furniture, fixtures, fixed assets, equipment, personal property, real property, leasehold interests and improvements, cash and cash equivalents, accounts receivable, notes receivable, negotiable instruments, chattel paper, deposits, inventory, Contract interests, eOn Intellectual Property, computer software (including source codes), permits, business books and records, business materials, corporate books and records, tax credits and refunds, and insurance policies and rights with respect thereto), free and clear of all Encumbrances except for Permitted Liens. eOn owns and has the exclusive and uninterrupted right to use all the assets and properties reflected on the most recent eOn Financial Statement, which constitute all the assets and properties necessary to conduct its business as currently conducted.

4.20 Condition of Assets. All assets and properties owned or used by eOn in the conduct of its business are in good condition and working order, ordinary wear and tear excepted, and are suitable for the purposes for which they were intended.

4.21 Intellectual Property. The eOn Intellectual Property constitutes all the Intellectual Property necessary to conduct eOn’s business as currently conducted. eOn has taken all reasonable measures to protect its rights with respect to its proprietary eOn Intellectual Property. All maintenance, annuity, renewal, and other fees required to be paid by eOn as of the date hereof with respect to the registration of its proprietary eOn Intellectual Property have been timely paid. eOn is not required to pay any royalty, honorarium, fee, or other amount to any Person for its use of any non-proprietary eOn Intellectual Property. eOn has no knowledge that its use of any of the eOn Intellectual Property infringes or has infringed any Intellectual Property right of any Person, or that it has, through such use, misappropriated or improperly used or disclosed any Intellectual Property of any Person. There is no pending or, to the knowledge of eOn, threatened claim, charge, demand, inquiry, investigation, action, suit, arbitration, or other legal proceeding relating to any of the eOn Intellectual Property. Following the Merger, eOn will continue to own or have the uninterrupted right to use the eOn Intellectual Property pursuant to the same terms and conditions existing on the date hereof.

4.22 Contracts. Except as disclosed in Section 4.22 of the eOn Disclosure Schedule, eOn is not a party to or bound by any of the following Contracts (collectively, the “eOn Contracts”):

(a) Contract that is not in the ordinary course of business;

(b) Contract that (i) involves or could reasonably be expected to involve aggregate future payments by eOn in excess of $50,000 and (ii) is not terminable by eOn within 90 days after giving notice to the other party without any penalty, premium, or continuing Liability being imposed on eOn;

(c) Contract with any Related Party;

(d) Contract for the sale, assignment, license, exchange, lease, transfer, or other disposition of any of its assets or properties, except in the ordinary course of business consistent with past practice;

(e) Contract for the purchase, lease, or other acquisition of any assets or properties, except in the ordinary course of business consistent with past practice;

(f) Contract for the merger, consolidation, recapitalization, or any other reorganization of eOn, except for this Agreement;

(g) Contract for the borrowing of money from any Person;

(h) Contract for the lending or advancing of money to any Person;

(i) Contract with any Government;

(j) Contract for the employment of any Person or for consulting, contracting, agency, or other services by any Person;

(k) Contract relating to the termination any Person’s employment or providing severance or other post-termination benefits in connection therewith;

(l) Contract with any labor union, including any collective bargaining agreement;

(m) Contract that limits the right of eOn to engage in any business or to compete with any Person; or

(n) Contract that has had or could reasonably be expected to have a material effect on the business, affairs, operations, assets, properties, rights, Liabilities, condition (financial or otherwise), or prospects (financial or otherwise) of eOn.

eOn has delivered true and complete copies of all of the eOn Contracts to Cortelco prior to the date hereof. Each eOn Contract was entered into on the basis of arms-length negotiations between eOn and each other party thereto. Each eOn Contract is as of the date hereof, and will continue to be following the consummation of the Merger, valid, in full force and effect, and enforceable against each other party thereto in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. To eOn’s knowledge, there is no conflict, disagreement, or dispute regarding any eOn Contract between eOn and any other party thereto, which if unresolved would have or could reasonably be expected to have a Material Adverse Effect. eOn has not threatened, and has no knowledge that any other party has threatened, to cancel any eOn Contract. There is no breach or default under any eOn Contract by eOn or to eOn’s knowledge any other party thereto, which if not cured would have or could reasonably be expected to have a Material Adverse Effect. No act, omission, event, development, condition, or circumstance known to eOn has occurred or is existing that, with or without the giving of notice or the passage of time or both, would become or result in any breach or default under any eOn Contract by eOn or any other party thereto, which if not cured would have or could reasonably be expected to have a Material Adverse Effect. eOn has not released or waived any right or remedy under any eOn Contract. eOn is not subject to any legal obligation, and has no knowledge that any other party has any legal right, to renegotiate any eOn Contract. eOn has no knowledge of any pending or threatened bankruptcy, insolvency, or similar proceeding with respect to any other party to the eOn Contracts.

4.23 Taxes. All Tax Returns required to be filed by eOn with all taxing authorities on or before the date hereof have been timely filed. All such filed Tax Returns have been prepared in accordance with all applicable laws, rules, and regulations and correctly reflect in all material respects the facts regarding eOn’s income, business, assets, operations, activities, and status and all other information required to be shown thereon as of the date of filing. eOn has timely paid all Taxes shown on such filed Tax Returns. eOn has timely made all required deposits and estimated payments with respect to accrued Taxes as of the date hereof. The reserves for Taxes contained in the most recent eOn Financial Statement are adequate to cover all accrued and unpaid Taxes as of the date hereof. eOn has withheld or collected from each payment made to each of its employees the amount of all Taxes required to be withheld or collected therefrom, and eOn has paid the same to the appropriate taxing authority or depository. eOn (a) has not been audited by any taxing authority, (b) has no knowledge that any taxing authority is contemplating an audit, (c) has not received from any taxing authority any notice of deficiencies, adjustments, assessments, or other charges with respect to Taxes paid or payable, or (d) made any payment, or provided any benefit, to any present or former director, officer, or employee that is not allowable as a deduction under the Code. No extension of time for the filing of Tax Returns or the payment of Taxes by eOn is in effect on the date hereof.

4.24 Insurance. All Insurance Policies maintained by eOn are disclosed in Section 4.24 of the eOn Disclosure Schedule. eOn has delivered true and complete copies of all such insurance policies to Cortelco prior to the date hereof. Each such insurance policy is as of the date hereof, and will continue to be following the consummation of the Merger, valid, in full force and effect, and enforceable against the insurer in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. eOn has timely paid all premiums and other costs with respect to each such insurance policy. All such insurance policies, taken together, provide adequate insurance coverage for the business, assets, properties, and employees of eOn. There is no claim under any such insurance policy that eOn has not properly and timely filed with the insurer. There is no pending claim filed by eOn under any such insurance policy as to which the insurer has denied coverage or is defending under a reservation of rights. eOn knows of no act, omission, event, development, condition, or circumstance that could reasonably be expected to (a) form the basis for the assertion of any Liability against eOn that is not fully covered, subject to any applicable retention, by such insurance policies, (b) result in any material increase in the premium payable with respect to any such insurance policy, or (c) result in the cancellation of any such insurance policy.

4.25 Employment and Labor. eOn is not delinquent in the payment of any wages, salaries, commissions, bonuses, reimbursements, or other compensation payable to any of its present or former employees. Except as disclosed on Section 4.25 of the eOn Disclosure Schedule, the employment of each employee of eOn is terminable at will without any cost or Liability to eOn, except for the payment of accrued wages, salaries, commissions, bonuses, reimbursements, and other compensation and the provision of benefits under the Employee Benefit Plans. eOn has no knowledge that any of its directors, officers, or other management-level employees intends to terminate his or her employment with eOn, except as contemplated by this Agreement. eOn is in compliance with all applicable laws, rules, and regulations of all Governments relating to employment and employment practices, terms and conditions of employment, wages and hours, occupational health and safety, and the employment of non-residents, except for such instances of non-compliance that in the aggregate have not had and could reasonably be expected not to have a Material Adverse Effect. There is no outstanding and unresolved written claim or grievance, unfair labor practice charge or complaint, charge of discrimination, or health and safety citation or complaint involving any present or former employee or other personnel retained by eOn. There is no pending or, to the knowledge of eOn, threatened claim, charge, demand, inquiry, investigation, action, suit, arbitration, or other legal proceeding concerning eOn’s employment practices. eOn is not a party to any collective bargaining agreement or other Contract with any labor union and has no knowledge of any labor organizational efforts with respect to its employees. eOn has not experienced any strike, organized work stoppage or interruption, or organized work slowdown by its employees during the last three years.

4.26 Employee Benefit Plans.

(a) All Employee Benefit Plans maintained or operated by eOn or under which it has any Liability are disclosed in Section 4.26 of the eOn Disclosure Schedule. eOn has delivered true and complete copies of all Employee Benefit Plans to Cortelco prior to the date hereof.

(b) eOn has received a current favorable determination letter for each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code. No act, omission, event, development, condition, or circumstance known to eOn has occurred or is existing that would cause any Employee Benefit Plan to become disqualified for purposes of Section 401(a) of the Code.

(c) eOn is, and each Employee Benefit Plan is maintained and operated, in compliance with all applicable laws, rules, and regulations of all Governments relating to Employee Benefit Plans (including, without limitation, Section 401(a) of the Code and ERISA) and all the terms of such Employee Benefit Plan, except for such instances of non-compliance that in the aggregate have not had and could reasonably be expected not to have a Material Adverse Effect. eOn has not incurred any Liability to the IRS, or the DOL in connection with any Employee Benefit Plan.

(d) All reports and descriptions of the Employee Benefit Plans (including, without limitation, IRS Form 5500 annual reports, summary annual reports, and summary plan descriptions) required to be filed by eOn with the IRS, or the DOL on or before the date hereof have been timely filed, and as appropriate, have been timely provided to the participants in the Employee Benefit Plans.

(e) There is no pending or, to the knowledge of eOn, threatened claim, charge, demand, inquiry, investigation, action, suit, arbitration, or other legal proceeding relating to any Employee Benefit Plan, except for claims for benefits thereunder made in the ordinary course.

(f) The consummation of the transactions contemplated by this Agreement will not accelerate the time of vesting or payment, or increase the amount, of the compensation or benefits to be paid or provided to any present or former officer or employee of eOn. No Contract or Employee Benefit Plan provides for any “excess parachute payment,” within the meaning of Section 4999 of the Code, upon or in connection with the consummation of the transactions contemplated by this Agreement.

(g) eOn has not been liable at any time for contributions to any Employee Benefit Plan that is subject to Title IV of ERISA.

(h) eOn has made in full all installments and other payments under each Employee Benefit Plan required to be paid on or before the date of this Agreement. There exists no “accumulated funding deficiency,” within the meaning of Section 302 of ERISA and Section 412 of the Code, with respect to any Employee Benefit Plan, regardless of whether such deficiency has been waived.

(i) eOn does not have, and the consummation of the transactions contemplated by this Agreement will not result in, any Liability for (a) any minimum funding contribution required under Section 302(c)(11) of ERISA or Section 412(c)(11) of the Code, (b) any payment required under Section 302(e) of ERISA or Section 412(m) of the Code, (c) any lien imposed under Section 302(f) of ERISA or Section 412(n) of the Code, (d) any excise tax imposed with respect to an accumulated funding deficiency under Section 4971 of the Code, (e) the termination of or withdrawal from any plan under Sections 4062, 4063, or 4064 of ERISA, or (f) the withdrawal from any multi-employer plan under Section 4201 of ERISA.

4.27 Legal Proceedings. Except as disclosed in Section 4.27 of the eOn Disclosure Schedule, there is no claim, charge, demand, inquiry, investigation, action, suit, arbitration, or other legal proceeding pending or, to the knowledge of eOn, threatened by or against eOn. No claim, charge, demand, inquiry, investigation, action, suit, arbitration, or other legal proceeding disclosed in Section 4.27 of the eOn Disclosure Schedule concerns the ownership or other rights with respect to the eOn Shares. The claims, charges, demands, inquiries, investigations, actions, suits, arbitrations, and other legal proceedings disclosed in Section 4.27 of the eOn Disclosure Schedule, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. During the past three (3) years, eOn has not been the target or subject of any audit, inspection, inquiry, investigation, survey, or other form of review by any Government, industry or trade association, professional review organization, accrediting organization, or certifying agency relating to any actual or alleged improper activity on the part of eOn.

4.28 Certain Payments. Neither eOn nor any Person associated with or acting for or on behalf of eOn has, directly or indirectly, (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment, whether in the form of money, property, or services, to any Person, private or public, (i) to obtain favorable treatment in securing business or to compensate for favorable treatment for business secured, (ii) to obtain special concessions or to compensate for special concessions obtained, or (iii) in violation of any applicable law, rule, or regulation of any Government, or (b) established or maintained any fund or asset that is not recorded in the books and records of eOn.

4.29 No Broker’s Commission. Except as disclosed in Section 4.29 of the eOn Disclosure Schedule, no broker’s commission, finder’s fee, investment banker’s fee, or other similar payment is or will become payable by eOn or any eOn Subsidiary pursuant to any Contract entered into by eOn as a result of or in connection with the transactions contemplated by this Agreement.

4.30 Disclosure. The Registration Statement will comply in all material respects with the requirements of the Securities Act, and the Proxy Materials will comply in all material respects with the requirements of the Exchange Act. The Registration Statement and the Proxy Materials will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading; provided, however, that eOn makes no representation or warranty with respect to any information that Cortelco supplies in writing to eOn specifically for use in the Registration Statement and Proxy Materials.

ARTICLE V

PRE-CLOSING COVENANTS

The Parties agree and covenant that, from the date of this Agreement and until the Closing or earlier termination of this Agreement:

5.1 Conduct of Business. Each Party shall use its reasonable best efforts to maintain and improve its business, organization, and goodwill. Except as contemplated by this Agreement, no Party shall take, or cause or allow to be taken, any action described in clauses (a)-(b), (d)-(f), (h)-(q), and (s)-(x) of Sections 3.16 and 4.17 hereof.

5.2 Access. Each Party shall permit each other Party and its Representatives to have free and full access to all its premises, properties, employees and other personnel, Contracts, and books and records, upon reasonable notice, during regular business hours, and in a manner that does not interfere with the Party’s normal business operations, so that the other Party, at its sole expense, may have an opportunity to make such examinations, investigations, and reviews as may be desired. Each Party shall cause its Representatives to cooperate fully with, and to make full and prompt disclosure of all information (including, without limitation, updated operating performance data and unaudited financial statements and financial information) requested during, such examinations, investigations, and reviews.

5.3 Notices, Filings, and Approvals. As soon as reasonably practicable after the date hereof, each Party shall give all notices to, make all filings with, and use its reasonable best efforts to obtain all approvals, authorizations, consents, orders, and other actions by, all Persons that are required to be given, made, or obtained by the Party for the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

5.4 Proxy Materials. As soon as reasonably practicable after the date hereof, eOn and Cortelco shall, in connection with the eOn Special Meeting and the Cortelco Special Meeting, (a) prepare and file with the SEC a preliminary joint proxy statement, form of proxy, and any other soliciting materials as required by Rule 14a-6(a) under the Exchange Act, (b) respond as expeditiously as possible to any and all comments made by the SEC staff with respect to such preliminary proxy soliciting materials, (c) prepare and file with the SEC a definitive joint proxy statement, form of proxy, and any other soliciting materials (collectively, the “Proxy Materials”) as required by Rule 14a-6(b) under the Exchange Act, and (iv) mail the Proxy Soliciting materials to the stockholders of eOn who are entitled to vote at the eOn Special Meeting and to the stockholders of Cortelco who are entitled to vote at the Cortelco Special Meeting. The Proxy Materials shall contain the recommendation of the special committee of the board of directors of eOn that the stockholders of eOn vote in favor of the eOn Proposal and the recommendation of the board of directors of Cortelco that the stockholders of Cortelco vote in favor of each Cortelco Proposal; provided, however, that the eOn and Cortelco directors shall not be required to violate any fiduciary duty in connection therewith.

5.5 Fairness Opinions. As soon as reasonably practicable after the date hereof, and in no event later than the date that the Proxy Materials are first mailed to the Cortelco and eOn stockholders, the special committee of the board of directors of Cortelco shall have received a written opinion of an investment banking firm to the effect that the Merger is fair to the stockholders of Cortelco from a financial point of view (the “Cortelco Fairness Opinion”) and the board of directors of eOn shall have received a written opinion of an investment banking firm to the effect that the Merger is fair to the stockholders of eOn from a financial point of view (the “eOn Fairness Opinion”). Promptly after receipt thereof, Cortelco shall deliver a copy of the Cortelco Fairness Opinion to eOn, and eOn shall deliver a copy of the eOn Fairness Opinion to Cortelco.

5.6 Special Meetings.

(a) As soon as reasonably practicable after the date that the Proxy Materials are first mailed to the eOn stockholders, and in no event later than thirty (30) days thereafter, eOn shall hold a special meeting of its stockholders (the “eOn Special Meeting”) to consider and vote upon the approval of this Agreement and the Merger in accordance with the requirements of Delaware law and the issuance of the Merger Shares as required by Marketplace Rule 4350(i) issued by FINRA (the “eOn Proposal”). eOn shall cause all its directors and officers who are stockholders of eOn to vote all their eOn Shares in favor of all the eOn Proposal at the Special Meeting.

(b) As soon as reasonably practicable after the date that the Proxy Materials are first mailed to the Cortelco Stockholders, and in no event later than thirty (30) days thereafter, Cortelco shall hold a special meeting of its stockholders (the “Cortelco Special Meeting”) to consider and vote upon (a) the approval of this Agreement and the Merger in accordance with the requirements of Delaware law, and (b) the approval of the Stockholders Representative Agreement and the designation of the Stockholders Representative (the “Cortelco Proposals”).

5.7 Registration Statement and Prospectus. As soon as reasonably practicable after the date hereof, eOn shall prepare and file with the SEC a registration statement under the Securities Act (the “Registration Statement”), including the related preliminary prospectus and final prospectus (the “Prospectus”), providing for the registration under the Securities Act of the offer and sale of the Merger Shares. The Registration Statement shall comply in all material respects with the requirements of the applicable SEC form and shall include all information, financial statements, financial statement schedules, and exhibits required by the SEC to be included therein. Cortelco shall provide eOn with such information to be included in the Registration Statement as eOn may reasonably request. eOn shall use its reasonable best efforts to respond as expeditiously as possible to any and all comments made by the SEC staff with respect to the Registration Statement and to have the Registration Statement declared effective by the SEC as soon as reasonably practicable after it is filed with the SEC. eOn shall mail the Prospectus to the stockholders of Cortelco as soon as reasonably practicable after the Registration Statement is declared effective by the SEC. eOn shall make any and all filings and take any and all other actions that may be necessary, appropriate, or advisable under the applicable state securities laws in furtherance of the offer and sale of the Merger Shares.

5.8 Employment Agreement. As soon as reasonably practicable after the date hereof, eOn shall use its reasonable best efforts to enter into, subject to and effective as of the consummation of the Merger, an Employment Agreement with James W. Hopper in substantially the form attached as Exhibit D to this Agreement (the “Employment Agreement”).

5.9 Lock-Up Agreements. As soon as reasonably practicable after the date hereof, Cortelco shall use its reasonable best efforts to cause its directors, officers, and stockholders listed on Schedule 5.9 hereto to execute and deliver, on or before the Closing Date, a Lock-Up Agreement with eOn as to the Merger Shares to be received in the Merger in substantially the form attached as Exhibit E hereto (the “Lock-Up Agreement”).

5.10 Representations and Warranties; Covenants. Each Party shall use its reasonable best efforts to ensure that (a) all representations and warranties made by the Party in this Agreement are true and correct on and as of the Closing Date, and (b) the Party performs and complies with all agreements, covenants, and obligations contained in this Agreement that are to be performed and complied with by the Party on or before the Closing Date.

5.11 Notice of Adverse Developments. Each Party shall give prompt written notice to the other Parties of the occurrence of any act, omission, or event or the existence of any condition or circumstance that has resulted or could reasonably be expected to result in (a) any representation and warranty made by the Party in this Agreement being untrue or incorrect or (b) the failure of the Party to perform or comply with any agreement, covenant, or obligation contained in this Agreement that is to be performed and complied with by the Party on or before the Closing Date; provided, however, that no such notice by any Party shall be deemed to amend or supplement the Cortelco Disclosure Schedule or the eOn Disclosure Schedule, as applicable, or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant by the Party.

5.12 General. Without limiting the generality of the foregoing, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, appropriate, or advisable to consummate the transactions contemplated by this Agreement as soon as possible.

ARTICLE VI

CONDITIONS TO OBLIGATIONS TO CLOSE

6.1 Conditions to Obligation to Close. The obligation of each Party to this Agreement to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any one or more of which may be waived by the Parties except in the event that such condition is a requirement of law:

(a) Notices, Filings, and Approvals. Each Party shall have given all notices to, made all filings with, and obtained all approvals, authorizations, consents, orders, and other actions by, all Persons that are required to be given, made, or obtained by the Party for the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, (i) excluding the vote of shares held by David S. Lee, Steve Bowling and James W. Hopper and Judith A. Hopper, a majority of the remaining stockholders of Cortelco shall have duly approved the Cortelco Proposals at the Cortelco Special Meeting, (ii) the stockholders of eOn shall have duly approved the eOn Proposal at the Special Meeting, and (iii) the Registration Statement shall have been declared effective by the SEC, and no stop order shall have been issued by the SEC with respect thereto.

(b) No Adverse Legal Proceedings or Rulings. No inquiry, investigation, action, suit, arbitration, or other legal proceeding shall be pending or threatened before any court, arbitrator, Government, or other authority seeking to restrain, enjoin, or otherwise prevent or hinder, or to obtain damages on account of, the consummation of the transactions contemplated by this Agreement. No judgment, decree, order, writ, injunction, or other ruling by any court, arbitrator, Government, or other authority restraining, enjoining, or otherwise preventing or hindering the consummation of the transactions contemplated by this Agreement shall have been entered and be in effect.

(c) Stockholders Representative Agreement. The Stockholders Representative Agreement shall have been executed by Cortelco and the Stockholders Representative, and a copy of such executed agreement shall have been delivered to eOn.

6.2 Conditions to Obligation of eOn and Acquisition Subsidiary. In addition to the conditions set forth in Section 6.1, the obligation of eOn and Acquisition Subsidiary to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any one or more of which may be waived by eOn except in the event that such condition is a requirement of law:

(a) Representations and Warranties. All representations and warranties made by Cortelco in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date as if made thereon, except to the extent that any such representation and warranty is already qualified as to materiality, in which case such representation and warranty shall be true and correct without further qualification.

(b) Covenants. Cortelco shall have performed and complied with in all material respects all agreements, covenants, and obligations contained in this Agreement that are to be performed and complied with by Cortelco on or before the Closing Date.

(c) Certificate of President. eOn shall have received from Cortelco a certificate of the President of Cortelco, dated as of the Closing Date, as to the satisfaction of the conditions contained in Sections 6.2(a) and 6.2(b) hereof.

(d) eOn Fairness Opinion. eOn shall have received the eOn Fairness Opinion, which shall be reasonably satisfactory in form and substance to eOn and which shall not have been withdrawn.

(e) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to Cortelco, taken as a whole, since the date of this Agreement. Specifically, as of the Closing Date, key employees and related customers of Cortelco which account for at least ninety percent (90%) of the amount of all revenue generated during the period from January 1, 2007 through the Closing Date (excluding the Trinidad customers), must be employed and must be customers of Cortelco, and Cortelco must not have any knowledge of the intention of any such key employee to terminate employment or any such customer to terminate its relationship with Cortelco.

(f) Employment Agreement. eOn shall have received from James W. Hopper an executed Employment Agreement.

(g) Lock-Up Agreements. eOn shall have received from each director, officer, and stockholder of Cortelco listed on Schedule 5.9 hereto an executed Lock-Up Agreement.

(h) Certificate of Secretary. eOn shall have received from Cortelco a certificate of the Secretary of Cortelco, dated as of the Closing Date, as to certain corporate matters.

(i) Legal Opinion. eOn shall have received a legal opinion, dated as of Closing Date, of Butler, Snow, O’Mara, Stevens & Cannada, PLLC, counsel for Cortelco, in substantially the form attached as Exhibit F to this Agreement.

(j) Change in Control Agreements. Cortelco will have modified all change in control agreements, if any, that have been entered into with any employee and any non-competition Agreement it may have with any employee to provide in a manner acceptable to eOn that any and all payments and obligations under such agreements will be triggered by and paid prior to the Closing. Cortelco will not have entered into or agreed to enter into any other change in control agreements, non competition agreements or similar agreements.

(k) Documents. eOn shall have received from Cortelco all documents and instruments necessary to consummate the transactions contemplated by this Agreement and all such other documents, instruments, certificates, opinions, and other materials relating thereto as eOn may have reasonably requested, all of which shall be reasonably satisfactory in form and substance to eOn.

6.3 Conditions to Obligations of Cortelco. In addition to the conditions set forth in Section 6.1, the obligation of Cortelco to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any one or more of which may be waived by Cortelco except in the event that such condition is a requirement of law:

(a) Representations and Warranties. All representations and warranties made by eOn in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date as if made thereon, except to the extent that any such representation and warranty is already qualified as to materiality, in which case such representation and warranty shall be true and correct without further qualification.

(b) Covenants. eOn shall have performed and complied with in all material respects all agreements, covenants, and obligations contained in this Agreement that are to be performed and complied with by eOn on or before the Closing Date.

(c) Certificate of COO. Cortelco shall have received from eOn a certificate of the Chief Operating Officer of eOn, dated as of the Closing Date, as to the satisfaction of the conditions contained in Sections 6.3(a) and 6.3(b) hereof.

(d) Contingent Note. Cortelco shall have received an executed copy of the Contingent Note from Acquisition Subsidiary and eOn.

(e) Cortelco Fairness Opinion. Cortelco shall have received the Cortelco Fairness Opinion, which shall be reasonably satisfactory in form and substance to Cortelco and which shall not have been withdrawn.

(f) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to eOn since the date of this Agreement. Specifically, as of the Closing Date, key employees and related customers of eOn which account for at least ninety percent (90%) of the amount of all revenue generated during the period from January 1, 2007 through the Closing Date, must be employed and must be customers of eOn, and eOn must not have any knowledge of the intention of any such key employee to terminate employment or any such customer to terminate its relationship with eOn.

(g) Employment Agreement. James W. Hopper shall have received from eOn an executed copy of the Employment Agreement.

(h) Certificate of Secretary. Cortelco shall have received from eOn a certificate of the Secretary of eOn, dated as of the Closing Date, as to certain corporate matters.

(i) Legal Opinion. Cortelco shall have received a legal opinion, dated as of Closing Date, of Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C., counsel for eOn, in substantially the form attached as Exhibit G to this Agreement.

(j) Documents. Cortelco shall have received from eOn all documents and instruments necessary to consummate the transactions contemplated by this Agreement and all such other documents, instruments, certificates, opinions, and other materials relating thereto as Cortelco may have reasonably requested, all of which shall be reasonably satisfactory in form and substance to Cortelco.

ARTICLE VII

TERMINATION

7.1 Termination of Agreement. Notwithstanding anything herein or elsewhere to the contrary, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Closing as follows:

(a) by the Parties in a written agreement executed and delivered by all the Parties;

(b) by eOn, pursuant to a written notice given to Cortelco, if any of the conditions set forth in Section 6.1 or 6.2 hereof has not been fulfilled or has become incapable of fulfillment on or before 5:00 p.m. (Pacific time) on April 30, 2008, except in the event that such non-fulfillment is the result, directly or indirectly, of any act or omission by eOn that constitutes a breach or default under this Agreement;

(c) by Cortelco, pursuant to a written notice given to eOn, if any of the conditions set forth in Section 6.1 or 6.3 hereof has not been fulfilled or has become incapable of fulfillment on or before 5:00 p.m. (Pacific time) on April 30, 2008, except in the event that such non-fulfillment is the result, directly or indirectly, of any act or omission by Cortelco that constitutes a breach or default under this Agreement;

(d) By Cortelco or eOn, pursuant to a written notice given to the other Parties, if eOn’s Average Market Capitalization is less than Six Million Eight Hundred Thousand Dollars and 00/100 ($6,800,000); or

(e) By eOn, pursuant to a written notice given to Cortelco, if more than five percent (5%) of the Cortelco Shares are Dissenting Shares.

7.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 7.1 hereof, this Agreement shall be of no further force or effect and all rights and Liabilities of the Parties hereunder shall terminate, except (a) that Sections 8.1, 8.2, and 8.3 hereof shall survive such termination and remain in full force and effect as provided therein and (b) for any Liability of any Party for any breach or default under this Agreement.

ARTICLE VIII

MISCELLANEOUS

8.1 Confidentiality.

(a) Except as may be required by law or legal process, each Party (the “Receiving Party”) and its Representatives shall treat confidentially and not disclose any Confidential Information received from or on behalf of any other Party (the “Disclosing Party”). Notwithstanding the foregoing, the Receiving Party may disclose any Confidential Information to its Representatives who need to know such Confidential Information for the purpose of evaluating the Disclosing Party and the transactions contemplated by this Agreement, provided that the Receiving Party, before making any such disclosure, (i) informs each Representative of the confidential nature of the Confidential Information and the existence of this Section 8.1 and (ii) obtains the written agreement of such Representative (other than any Representative who is a director, officer or employee of the Receiving Party), in form and substance satisfactory to the Disclosing Party, to the effect that such Representative shall be bound by all the covenants made by, and all the obligations imposed on, the Receiving Party in this Section 8.1.

(b) If the Receiving Party or any of its Representatives becomes aware of any prohibited disclosure or misappropriation of any Confidential Information or any other breach of the provisions of this Section 8.1, the Receiving Party shall promptly notify the Disclosing Party thereof.

(c) If the Receiving Party or any of its Representatives receives a request or becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, investigation, demand, order, or similar process) to disclose any Confidential Information, then before any such disclosure is made, the Receiving Party and such Representative shall (i) immediately notify the Disclosing Party thereof, (2) consult with the Disclosing Party on the advisability of taking steps to resist or narrow such request, and (3) cooperate with the Disclosing Party in any attempt to obtain a protective order or other appropriate remedy or assurance that the Confidential Information will be afforded confidential treatment. If such protective order or other appropriate remedy is not obtained, the Receiving Party or such Representative shall furnish only that portion of the Confidential Information that it is advised by its outside legal counsel is legally required to be furnished.

(d) If this Agreement is terminated for any reason, the Receiving Party shall, and shall cause its Representatives to, promptly return all Confidential Information and all copies, extracts, and other reproductions thereof to the Disclosing Party; provided, however, that the Receiving Party and its Representatives may destroy any Confidential Information of the type described in clause (b) of Section 1.12 hereof in lieu of returning the same to the Disclosing Party, provided that such destruction shall be certified in writing to the Disclosing Party by a duly authorized officer of the Receiving Party who supervised such destruction.

(e) Notwithstanding anything herein or elsewhere to the contrary, this Section 8.1 and the rights and Liabilities of the Parties hereunder shall survive the termination of this Agreement for any reason for a period of three years after the date of such termination.

8.2 Fees and Expenses. Each Party shall be responsible for and pay all fees and expenses (including, without limitation, financial advisors’, attorneys’, accountants’ and other professional fees and expenses) incurred by the Party in connection with, relating to, or arising out of the negotiation, execution, and delivery of this Agreement and all other documents and instruments contemplated herein, the performance of the Party’s obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby. Notwithstanding anything herein or elsewhere to the contrary, this Section 8.2 and the rights and Liabilities of the Parties hereunder shall survive the termination of this Agreement for any reason.

8.3 Public Disclosures. Except as otherwise required by applicable laws, rules, or regulations of any Government or stock exchange, all press releases, publicity, and other public disclosures concerning the transactions contemplated by this Agreement shall be made only upon the prior agreement of all the Parties; provided, however, that this Section 8.3 shall not apply to communications made by any Party with its Representatives. In the case of any such public disclosure that is required by applicable laws, rules, or regulations of any Government or stock exchange, the disclosing Party shall, prior to making such disclosure, give the other Parties a reasonable opportunity to review and comment upon the disclosure, consult with the other Parties regarding the disclosure, and attempt in good faith to agree with the other Parties with respect to the disclosure. Notwithstanding anything herein or elsewhere to the contrary, this Section 8.3 and the rights and Liabilities of the Parties hereunder shall survive the termination of this Agreement for any reason.

8.4 Right of Offset. In the event eOn incurs any Liability arising out of a breach of any representation or warranty made by Cortelco or a breach of any covenant to be performed by Cortelco pursuant to this Agreement, eOn may exercise a right of offset against the Hopper Stock Consideration owed to Hopper and any Quarterly Payout owed to the Other Stockholders, on a pro rata basis in accordance with the number of shares owned in Cortelco as of the Closing Date, against such Liability; provided, however, that eOn’s right of offset may only be exercised upon incurring Liabilities in excess of Fifty Thousand Dollars and 00/100 ($50,000), at which point eOn may utilize its right of offset to recover all Liabilities incurred. eOn’s right of off-set may only be exercised in the event eOn has notified the Stockholders Representative in writing of a claim within 12 months after the Closing Date (a “Claim Notice”). Within ten (10) days after delivery of a Claim Notice, the Stockholders Representative shall deliver to eOn a response in which the Stockholders Representative shall either (i) request for an extension of time to respond to the Claim Notice, in which event the Stockholders Representative will automatically have thirty (30) days after delivery of a Claim Notice to respond, (ii) reach agreement with eOn as to the amount of the Liability to be offset, or (iii) dispute the claim asserted by eOn. If the Stockholders Representative in the response disputes the claim, the parties shall thereafter use good faith efforts to resolve the dispute.

8.5 Entire Agreement. This Agreement, including the attached schedules and exhibits (which are incorporated herein), constitutes the full understanding of the Parties, a complete allocation of risks between them, and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersedes any and all prior negotiations, understandings and agreements, whether written or oral, among the Parties, including, without limitation, the Letter of Intent dated October 5, 2007, between eOn and Cortelco.

8.6 Notices. All notices required or permitted to be given hereunder shall be made in writing and may be delivered by the United States mail, hand, facsimile, or a nationally recognized delivery service. Notices delivered by the United States mail shall be deemed given three (3) Business Days after being deposited in the mail, postage prepaid, registered or certified mail, and return receipt requested. Notices delivered by hand, facsimile, or a nationally recognized delivery service shall be deemed given upon receipt; provided, however, that a notice delivered by facsimile shall be effective only if such notice is also delivered by hand or is deposited in the United States mail, postage prepaid, registered or certified mail, and return receipt requested, on or before two (2) Business Days after its delivery by facsimile. All notices shall be addressed as follows:

If to eOn or Acquisition Subsidiary:	eOn Communications Corporation
185 Martinvale
San Jose, CA 95119
Attention: Mitch Gilstrap, COO
Telecopier: (408)694-9608

with a copy to:	Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
165 Madison Avenue, Suite 2000
Memphis, TN 38103
Attention: Jackie Prester
Telecopier: (901) 577-0762

If to Cortelco:	Cortelco Systems Holding Corporation
1703 Sawyer Road
Corinth, MS 38834
Attention: Jim Hopper
Telecopier: (662) 287-3889

with a copy to:	Butler, Snow, O’Mara, Stevens & Cannada, PLLC
6075 Poplar Avenue, 5th Floor
Memphis, TN 38119
Attention: Joey Dudek
Telecopier: (901) 680-7201

If to Stockholders Representative:	James W. Hopper
1703 Sawyer Road
Corinth, MS 38834
Telecopier: (662) 287-3889

Any Party may change its address for the purposes of notice hereunder by notifying the other Parties thereof in accordance with the provisions of this Section 8.6.

8.7 Enforceability. This Agreement shall be enforceable by and against the Parties and their respective successors and permitted assigns.

8.8 Assignment. No Party shall assign, convey, transfer, or otherwise dispose of any or all of its interest in, or any or all of its rights and Liabilities under, this Agreement without the prior written consent of all the other Parties. Any such assignment, conveyance, transfer, or other disposition made or attempted in breach of this Section 8.8 shall be null and void and of no force or effect.

8.9 Amendments. This Agreement may be altered, amended, modified or changed (other than any waiver which shall be effective only if made in accordance with Section 8.10 hereof) only by a written agreement executed by all the Parties.

8.10 Waiver. No provision of this Agreement may be waived by any Party unless such waiver is set forth in a written agreement executed by the waiving Party. The waiver of any breach or default under any provision of this Agreement shall not be deemed to constitute a waiver of any other breach or default under the same or any other provision of this Agreement.

8.11 Modification and Severability. If a court of competent jurisdiction declares that any provision of this Agreement is illegal, invalid or unenforceable, such provision shall be modified automatically to the extent necessary to make such provision fully legal, valid or enforceable. If such court does not modify any such provision as contemplated herein, but instead declares it to be wholly illegal, invalid or unenforceable, such provision shall be severed from this Agreement, this Agreement and the rights and obligations of the Parties shall be construed as if this Agreement did not contain such severed provision, and this Agreement otherwise shall remain in full force and effect.

8.12 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event that any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

8.14 Governing Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Delaware applicable to contracts made in that state, without regard to any choice or conflict of laws provisions, principles, or rules (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The courts of the State of Tennessee and the Federal courts located in the State of Tennessee shall have sole and exclusive jurisdiction over any dispute or controversy arising out of the subject of this Agreement, and the parties waive any defense of lack of personal jurisdiction to an action brought in Tennessee. The parties agree that exclusive venue shall lie in Shelby County, Tennessee or the United States District Court for the western District of Tennessee, and irrevocably submit and consent to the foregoing jurisdiction and venue and waive all rights to bring or maintain an action in, or seek any change to, any other jurisdiction or venue.

8.15 Multiple Counterparts. This Agreement may be executed by the Parties in one or more counterparts, each of which shall be deemed an original for all purposes, and all of which together shall constitute one and the same instrument.

8.16 Survival. The representations, warranties, covenants, and obligations set forth in this Agreement shall be deemed to have been relied upon by the Party to whom they are made and survive the Closing for the purposes expressed in this Agreement until one year from the Closing Date ; provided, however, that the covenants and obligations under Sections 2.5, 2.7 and 8.1 shall survive until such covenants and obligations have been fulfilled in accordance with the terms of such provisions. If any unresolved claims are outstanding on the date that is one year after the Closing Date, such representations and warranties pertinent to the unresolved claims shall survive until the date of the final resolution of any such claims.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

EON COMMUNICATIONS CORPORATION		CORTELCO SYSTEMS HOLDING CORPORATION

By:	/s/ Mitch Gilstrap	By:	/s/ James W. Hopper
Name:	Mitch Gilstrap	Name:	James W. Hopper
Title:	Chief Operating Officer	Title:	President & Chief Executive Officer

CORTELCO SYSTEMS HOLDING, LLC

By:	eOn Communications Corporation, sole member

By:	/s/ Mitch Gilstrap
Name:	Mitch Gilstrap
Title:	Chief Operating Officer